Exhibit 10.1

Certain portions of this lease agreement, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission. Sections of the lease agreement where portions have been omitted have been identified in the text.

OFFICE LEASE AGREEMENT

Between

Landlord: PPF OFF ONE MARITIME PLAZA, LP,

a Delaware limited partnership

and

Tenant: DEL MONTE CORPORATION,

a Delaware corporation

ONE MARITIME PLAZA

SAN FRANCISCO, CALIFORNIA

TABLE OF CONTENTS

LEASE AGREEMENT

i

41.	JOINT AND SEVERAL	46
42.	CONSTRUCTION OF THIS AGREEMENT	46
43.	NO ESTATE IN LAND	46
44.	PARAGRAPH TITLES; SEVERABILITY	46
45.	CUMULATIVE RIGHTS	46
46.	ENTIRE AGREEMENT	46
47.	SUBMISSION OF AGREEMENT	46
48.	AUTHORITY	47
49.	ELEVATOR	47
50.	ASBESTOS NOTIFICATION	47
51.	OFAC CERTIFICATION	47
52.	COUNTERPARTS; TELECOPIED OR ELECTRONIC SIGNATURES	47
53.	OPTIONS	48
54.	DETERMINATION AND DEFINITION OF FAIR MARKET RATE AND MARKET CONCESSIONS	56
55.	CONSENSUAL GENERAL JUDICIAL REFERENCE AGREEMENT	57
56.	CONFIDENTIALITY	59
57.	BUSINESS CONTINUITY PLANNING	59

	LIST OF EXHIBITS

A-1	Second Floor Space
A-2	Third Floor Space
A-3	Fourth Floor Space
A-4	Sixth Floor Space
A-5	Seventh Floor Space
A-6	Twenty-Fourth Floor Space
A-7	Twenty-Fifth Floor Space
A-8	Ninth Floor Expansion Space
A-9	Nineteenth Floor Expansion Space
B	Work Agreement
B-1	The Landlord Work
C	Commencement Letter
D	Rules and Regulations
E	Janitorial Specifications
F	Ground Floor Sign
G	Competitors
H	Asbestos Notification

ii

BASIC LEASE PROVISIONS

The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building: The building located at One Maritime Plaza, San Francisco, California. The Building contains approximately 526,464 rentable square feet.

2.	Property: The Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located

3.	Premises: An aggregate of 152,917 rentable square feet consisting of the entire Second (2nd), Third (3rd), Fourth (4th), Sixth (6th), Seventh (7th), Twenty-Fourth (24th) and Twenty-Fifth (25th) Floors, as follows:

Floor	Rentable Area	Exhibit	Referred to As:
Second (2nd)	21,841	A-1	Second Floor Space
Third (3rd)	21,841	A-2	Third Floor Space
Fourth (4th)	21,841	A-3	Fourth Floor Space
Sixth (6th)	21,851	A-4	Sixth Floor Space
Seventh (7th)	21,841	A-5	Seventh Floor Space
Twenty-Fourth (24th)	21,851	A-6	Twenty-Fourth Floor Space
Twenty-Fifth (25th)	21,851	A-7	Twenty-Fifth Floor Space

4.	Term: Ten (10) years

Target Commencement Date (Section 2): April 1, 2011

Target Expiration Date (Section 2): March 31, 2021

Anticipated Delivery Dates:

Space	Anticipated Delivery Date
Twenty-Fifth Floor Space	March 1, 2010
Twenty-Fourth Floor Space	March 1, 2010
Seventh Floor Space	August 1, 2010
Sixth Floor Space	August 1, 2010
Fourth Floor Space	November 1, 2010
Third Floor Space	November 1, 2010
Second Floor Space	November 1, 2010

i

5.	Base Rent:

(a)	Twenty-Fifth Floor Space (21,851 rentable square feet).

Years Following Commencement Date	Annual Rate Per Rentable Square Foot	Monthly Installment

Year 1	[**]*	[**]*

Year 2	[**]*	[**]*

Year 3	[**]*	[**]*

Year 4	[**]*	[**]*

Year 5	[**]*	[**]*

Year 6	[**]*	[**]*

Year 7	[**]*	[**]*

Year 8	[**]*	[**]*

Year 9	[**]*	[**]*

Year 10	[**]*	[**]*

(b)	Twenty-Fourth Floor Space (21,851 rentable square feet).

Years Following Commencement Date	Annual Rate Per Rentable Square Foot	Monthly Installment

Year 1	[**]*	[**]*

Year 2	[**]*	[**]*

Year 3	[**]*	[**]*

Year 4	[**]*	[**]*

Year 5	[**]*	[**]*

Year 6	[**]*	[**]*

Year 7	[**]*	[**]*

Year 8	[**]*	[**]*

Year 9	[**]*	[**]*

Year 10	[**]*	[**]*

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)	Sixth Floor Space and Seventh Floor Space (43,692 rentable square feet).

Years Following Commencement Date	Annual Rate Per Rentable Square Foot	Monthly Installment

Year 1	[**]*	[**]*

Year 2	[**]*	[**]*

Year 3	[**]*	[**]*

Year 4	[**]*	[**]*

Year 5	[**]*	[**]*

Year 6	[**]*	[**]*

Year 7	[**]*	[**]*

Year 8	[**]*	[**]*

Year 9	[**]*	[**]*

Year 10	[**]*	[**]*

(d)	Second Floor Space, Third Floor Space and Fourth Floor Space (65,523 rentable square feet).

Years Following Commencement Date	Annual Rate Per Rentable Square Foot	Monthly Installment

Year 1	[**]*	[**]*

Year 2	[**]*	[**]*

Year 3	[**]*	[**]*

Year 4	[**]*	[**]*

Year 5	[**]*	[**]*

Year 6	[**]*	[**]*

Year 7	[**]*	[**]*

Year 8	[**]*	[**]*

Year 9	[**]*	[**]*

Year 10	[**]*	[**]*

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(e)	Cumulative

Years Following Commencement Date	Monthly Installment

Year 1	[**]*

Year 2	[**]*

Year 3	[**]*

Year 4	[**]*

Year 5	[**]*

Year 6	[**]*

Year 7	[**]*

Year 8	[**]*

Year 9	[**]*

Year 10	[**]*

6.	Rent Payment Address:

PPF OFF ONE MARITIME PLAZA, LP

One Maritime Plaza

P.O. Box 100761

Pasadena, CA 91189-0761

7.	Base Year:

Tax Base Year:	2011 calendar year
Operating Expense Base Year:	2011 calendar year
Insurance Expense Base Year:	2011 calendar year

8.	Tenant’s Share: 29.05% (i.e., 152,917/526,464).

9.	Security Deposit: None

10.	Landlord’s Broker: CB Richard Ellis, Inc.

Tenant’s Broker: CAC Group, Inc.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12. Notice Addresses:

Landlord	Tenant

PPF OFF ONE MARITIME PLAZA, LP c/o Morgan Stanley US RE Investing Division 555 California Street, Suite 2200, Floor 21 San Francisco, California 94104 Attention: Keith Fink

Prior to Commencement Date:

Del Monte Corporation

50 California Street, 11th Floor

San Francisco, California 94111

Attention: Director of Corporate

Real Estate

After Commencement Date:

Del Monte Corporation

One Maritime Plaza

San Francisco, California 94111

Attention: Director of Corporate

Real Estate

V

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is entered into as of October 27, 2009 (the “Effective Date”), by and between the Landlord and Tenant identified above.

1. Premises and Common Areas; Expansion Options; Rights of First Offer.

(a) Premises; Rentable Area. Landlord leases to Tenant and Tenant leases from Landlord the Premises located in the Building identified in the Basic Lease Provisions, situated on the Property, such Premises as further shown on the drawings attached hereto as Exhibits A-1 through A-7 and made a part hereof by reference. Landlord and Tenant agree that the rentable area of the Premises as described in Paragraph 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises.

(b) Common Areas.

(i) Generally. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas, subject to the Rules and Regulations. Landlord may at any time close temporarily any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building, or to prevent the acquisition of public rights in such areas, and may do such other acts in and to the Common Areas as in its reasonable judgment may be desirable. Landlord may from time to time permit portions of the Common Areas to be used exclusively by specified tenants on terms comparable to those in section 1(b)(ii) below and only so long as such exclusive use does not materially impair the availability and utility of the Common Areas in accordance with Tenant’s reasonable expectations (other than on a temporary basis in the same manner that Tenant’s usage described in Section 1(b)(ii) below would impair the availability and utility of the Common Areas for other tenants of the Building) or increase Operating Expenses (defined in Section 5(b)). Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas, but only so long as such use does not materially impair the availability and utility of the Common Areas in accordance with Tenant’s reasonable expectations or increase Operating Expenses. “Common Areas” shall mean any of the following or similar items: (a) to the extent included in the Building, the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all multi-tenant floors; elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets outside of leased premises; telephone and equipment rooms outside of leased premises; and other similar facilities maintained for the common benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations (defined below); and (b) all parking garage vestibules; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; mechanical areas; landscaped areas including courtyards, plazas and patios; and other similar facilities maintained for the common benefit of Building tenants and invitees. As used herein,

“Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, and vertical ducts that service more than one floor of the Building. The area of Major Vertical Penetrations shall be bounded and defined by the dominant interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

(ii) Outdoor Courtyard/Plaza. The Property includes a landscaped courtyard and associated plaza, which constitute exterior Common Areas. Subject to approval, to the extent necessary, of the City of San Francisco, and to prior scheduling with Landlord, Tenant may, from time to time, but no more often than three (3) times in any calendar year, use the courtyard and/or plaza for corporate functions such as picnics, barbeques, etc. However, Tenant acknowledges that pedestrian access to the Building is achieved primarily through the exterior plaza, and, as a consequence, at no time will any occupant of the Property (including Tenant) have exclusive use to all of the exterior plaza. All costs associated with such usage will be borne by Tenant and will not be included in Operating Expenses.

2. Term.

(a) Generally.

(i) Delivery Dates. Landlord will perform the work described as the “Landlord Work” in the Work Agreement attached hereto as Exhibit B (the “Work Agreement”) in each floor comprising the Premises, and will deliver each such floor to Tenant. The “Delivery Date” with respect to any floor comprising the Premises will mean the date upon which Landlord has Substantially Completed (as defined in the Work Agreement) the Landlord Work on such floor and delivered such floor to Tenant in order to allow Tenant to commence the construction of the Tenant Improvements (defined in the Work Agreement) therein. Notwithstanding the foregoing to the contrary, the parties acknowledge that the performance of certain portions of the Landlord Work, as Landlord and Tenant may agree in writing, may be more appropriately completed as and when Tenant’s construction of the Tenant Improvements are being carried out, and in such event, the completion of any such item on a floor comprising the Premises will not be a precondition for the Delivery Date with respect to such floor.

(ii) Commencement Date. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions commencing on the date (the “Commencement Date”) which is the earlier of (i) the date that is one hundred fifty (150) days after the final Delivery Date on which Landlord has delivered all floors comprising the Premises to Tenant and (ii) the date Tenant first occupies all of the Premises for the conduct of its business. The parties estimate that the Delivery Date for each floor comprising the Premises will be the estimated Delivery Date(s) specified in the Basic Lease Provisions.

(iii) Expiration Date. This Lease shall terminate at midnight on the day immediately preceding the tenth (10th) anniversary of the Commencement Date (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided. Promptly following the initial Delivery Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit C (“Commencement Letter”).

(b) Delivery Delay [**]*. As of the Effective Date, Tenant occupies space in the building commonly known as the Landmark Building (the “Landmark Premises”) pursuant to a lease (“Landmark Lease”) and space in the building commonly known as 50 California Street (the “50 Cal Premises”); pursuant to a sublease (which sublease, together with any direct lease of the 50 Cal Premises, is referred to as the “50 Cal Lease”; and together with the Landmark Lease, the “Tenant’s Existing Leases”). The 50 Cal Premises, together with the Landmark Premises, are referred to herein as “Tenant’s Existing Premises”. If the Delivery Date for the Second Floor Space, Third Floor Space and/or Fourth Floor Space is delayed beyond November 1, 2010 (“Delivery Delay”) or if a Landlord Delay (as defined in the Work Agreement) occurs and either such Delivery Delay or such Landlord Delay, or both causes Substantial Completion of any material portion of the Tenant Improvements in the Premises to be delayed beyond April 1, 2011, such Delivery Delay or Landlord Delay may result in Tenant having to hold over in all or a portion of Tenant’s Existing Premises beyond April 1, 2011. Tenant agrees to use diligent good faith efforts to negotiate with Tenant’s landlords under Tenant’s Existing Leases, and to schedule Tenant’s relocation of personnel into the Premises, in an effort to mitigate, to the extent reasonably possible consistent with an efficient relocation process, any requirements that Tenant will hold over in Tenant’s Existing Premises. If, notwithstanding such efforts, as a result of Delivery Delay or a Landlord Delay, Tenant must nonetheless hold over with respect to all or any portion of Tenant’s Existing Premises beyond April 1, 2011, [**]*. Tenant shall, at Landlord’s request from time to time, apprise Landlord of Tenant’s efforts to mitigate holdover obligations in Tenant’s Existing Premises and the status of any holdover obligation of Tenant in Tenant’s Existing Premises. For clarification, if Tenant determines in good faith that it would be inefficient for Tenant to relocate from Tenant’s Existing Premises into the Premises in phases, and decides to move only when the Tenant Improvements on all floors of the Premises are substantially complete, [**]*.

(c) Beneficial Occupancy. Tenant shall have the right to occupy all or any portion of the Sixth Floor Space, the Seventh Floor Space, the Twenty-Fourth Floor Space and/or the Twenty-Fifth Floor Space from and after February 1, 2011 through and to March 31, 2011 (any such occupancy being referred to herein as “Beneficial Occupancy” and the period of such Beneficial Occupancy is referred to as the “Beneficial Occupancy Period”). All the rights and obligations of the parties under this Lease (other than Tenant’s obligation to pay Base Rent, except as set forth below, but expressly including without limitation, Tenant’s obligation to carry and provide Landlord with evidence of insurance coverage pursuant to this Lease, Tenant’s indemnification obligations, etc.) shall apply during the Beneficial Occupancy Period of any such Beneficial Occupancy. Tenant will coordinate any Beneficial Occupancy with Landlord. Notwithstanding the foregoing to the contrary, if and to the extent that during any Beneficial Occupancy Period, Tenant relocates personnel to the portion(s) of the Premises in which Tenant has Beneficial Occupancy and, as a consequence, Tenant avoids the obligation to pay rent either under the Landmark Lease or under the 50 Cal Lease, then, on a per diem basis for each square foot for which Tenant avoids such rental liability at Tenant’s Existing Premises, Tenant will pay

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Base Rent for any floor for which Tenant has Beneficial Occupancy during such Beneficial Occupancy Period at the rate initially payable hereunder for such floor. For example, if Tenant is relieved of thirty (30) days of rent obligation with respect to 20,000 rentable square feet in the Landmark Premises as a result of its ability to have Beneficial Occupancy of 20,000 rentable square feet in the Seventh Floor Space, Tenant shall pay Base Rent for such 20,000 rentable square feet at the rate set forth above for the Seventh Floor Space for the first year of the Term, for thirty (30) days of the Beneficial Occupancy Period; provided, however, that Tenant shall have a right to apply the Abated Rent described in Section 4(b) below towards such rental obligation.

3. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term. The foregoing is in lieu of any implied covenant of quiet enjoyment. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises, except to the extent such interference would have been avoided by Landlord’s commercially reasonable efforts to enforce its rights against such other tenant or third party, provided that Landlord receives written notice of such interference from Tenant and a reasonable time in which to so enforce its rights (and provided further that this sentence will in no event be construed or interpreted to require that Landlord commence any litigation against any tenant or third party).

4. Rent Payments.

(a) Generally. Tenant shall pay to Landlord annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The Base Rent shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term. Tenant shall pay, as additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent and all other amounts payable hereunder by Tenant to Landlord, inclusive of Storage Rent (defined in Section 9(c) below). Unless otherwise specified herein, all items of Rent (other than Base Rent and amounts payable on a recurring monthly basis pursuant to Article 5 below) shall be due and payable by Tenant on or before the date that is thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates (initially set forth in the Basic Lease Provisions) and shall be made by good and sufficient check, wire transfer or by other means acceptable to Landlord.

(b) Abatement. So long as Tenant is not in Monetary Default (defined in Section 27(a) below) under this Lease, Tenant shall be entitled to an abatement of Base Rent payable hereunder for the [**]* full calendar months following the Commencement Date (without any reference to partial calendar months if the Commencement Date is other than the first (1st) day

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

of a calendar month) as well as the [**]* full calendar months following the Commencement Date (each, an “Abatement Period”). The total amount of Base Rent abated during the Abatement Periods is referred to herein as the “Abated Rent”. If Tenant is in Monetary Default hereunder at any time during the Term, and such Monetary Default occurs prior to the expiration of the Abatement Periods, there will be no further abatement of Rent pursuant to this Section 5(b) during the remainder of the Abatement Periods unless and until such Monetary Default is cured; upon any cure of such Monetary Default by Tenant, any remaining scheduled abatement of Rent pursuant to this Section 5(b) will take place as scheduled, and any abatement of Rent which ceased or did not occur as a result of the pendency of such Monetary Default will commence upon the date that is [**]* days following Tenant’s cure of such Monetary Default.

5. Operating Expenses, Taxes and Insurance Expenses.

(a) Generally. Tenant will reimburse Landlord throughout the Term, as additional Rent hereunder, for Tenant’s Share (defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”); and (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”); and (iii) the annual Insurance Expenses (as defined below) in excess of the Insurance Expenses for the Insurance Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Insurance Amount”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building and multiplying the quotient by 100. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is as set forth in the Basic Lease Provisions. Tenant’s Share of excess Operating Expenses, excess Taxes and Excess Insurance Expenses for any calendar year shall be appropriately prorated for any partial year occurring during the Term. The obligations of the parties pursuant to this Article 5 will survive the expiration or sooner termination of this Lease.

(b) “Operating Expenses” shall mean all of those expenses actually paid by Landlord in operating, servicing, managing, maintaining and repairing the Property, Building, and all related Common Areas. Operating Expenses shall include, without limitation, the following: (1) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities, but excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (2) janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (b) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash removal, and other similar services or agreements; (3) management fees actually incurred (or an imputed charge for management fees if Landlord provides its own management services) but not in excess of the greater of (i) one and seventy-five one hundredths percent (1.75%) of Building Revenue (defined below) and (ii) then then-prevailing rates payable to third party management companies by owners of comparable premier “class A” office buildings in the San Francisco

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

financial district (“Comparable Buildings”), but in any event not in excess of three percent (3%) of Building Revenue; as used herein “Building Revenue” shall mean the aggregate of (a) the annual base rentals for all Property tenants, (b) amounts of commercially reasonable rent abatement and (c) other income from the use or occupancy of the Building; (4) the market rental value (as reasonably determined by Landlord) of an on-site management office (or the prorated portion of any off-site management office whose occupants perform management services for the Property; (5) the costs, including interest at a market rate, amortized over the applicable useful life determined in accordance with generally accepted accounting principles, of (a) any capital improvement made to the Building by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) or any insurance requirement that was not applicable to the Building as of the Effective Date, (b) any capital cost of acquisition and installation of any device or equipment which is acquired or installed for the primary purpose of improving the operating efficiency of any system within the Building or reducing Operating Expenses and which is properly capitalized, provided that the amortized amount of such capital cost included in Operating Expenses in any year pursuant to this clause (b) shall be limited to the amount which Landlord, based upon the reasonable recommendations and estimates of qualified, independent, non-biased third-party consultants or experts (“Experts”) as evidenced by a written analysis provided to Tenant, reasonably anticipates to be the savings in Operating Expenses which are likely to be realized in such year resulting from such improvement (provided that if Landlord or Tenant demonstrates to the other, based upon the reasonable determination of one or more Experts’ subsequent review, that the actual savings realized or resulting from any such improvement materially departs from the initially projected savings, then Landlord will make a line item adjustment to Operating Expenses in the next-issued Landlord’s Statement (defined below) to reflect the best estimate of the Expert(s) of the actual savings realized by such improvement), and (c) the cost of any capital improvement or capital equipment which is acquired to improve the safety of the Building or Property and is consistent with safety improvements installed in Comparable Buildings, and (d) capital improvements which are replacements or modifications of items located in the Common Areas required to keep the Common Areas in good order or condition; (6) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other Common Areas; (7) wages and salaries of Landlord’s employees (not above the level of Building or Property Manager or such other title representing the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (8) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (9) costs to maintain and repair the Building and Property; and (10) landscaping and security costs unless and to the extent that Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above.

Operating Expenses shall specifically exclude: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements except as provided in clause (5) of Section 5(b) above (and rent charges for leases of items which would be capital items if purchased and the cost of which, pursuant to the provisions of clause (5) of

Section 5(b) above, would not be included in Operating Expenses); (iii) depreciation, amortization, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) payments to affiliates of the Landlord for goods and/or services to the extent the same are materially in excess of what would be paid to non-affiliated parties of similar experience, skill and expertise for such goods and/or services in an arm’s length transaction; (vi) costs of work and other services performed or provided for the singular benefit of another tenant or occupant or in excess of the work and services provided to Tenant hereunder without extra cost (other than for Common Areas of the Building); (vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (viii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (ix) any expense to the extent that Landlord actually is reimbursed from insurance, condemnation awards, other tenants or any other source; (x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building or in connection with defense of Landlord’s title to the Property; (xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility or other facility not generally available to all office tenants of the Building, including Tenant; (xii) Taxes (and all amounts specifically excluded from the definition of “Taxes”); (xiii) Insurance Expenses; (xiv) any expenses relating to parking facilities; (xv) rental under any ground or underlying lease or leases; (xvi) sums (other than management fees as described in clause (3) of the foregoing definition of “Operating Expenses”) paid to subsidiaries or other affiliates of Landlord for services but only to the extent that the cost of such service materially exceeds the competitive costs for such services rendered by persons or entities of similar skill, competence and experience in the market; (xvii) costs incurred in connection with the removal, encapsulation or other treatment of Hazardous Material (defined in Section 9(b) below) existing in the Building and classified as a Hazardous Material as of the date of this Lease, except to the extent such removal, encapsulation or other treatment is related to the ordinary general repair and maintenance of the Building (for example, the removal and disposal of oil from Building machinery in the course of typical building maintenance and not as a response to any action of any tenant or occupant of the Building or other release of Hazardous Materials); (xviii) costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof; (xix) interest, fines, penalties or damages for violation of Law or late payment by Landlord, including penalty interest; (xx) the cost of defending any lawsuit and of paying any judgment, settlement or arbitration award resulting from Landlord’s liability for failure to perform its obligations under any lease or other contract by which it may be bound; (xxi) costs of correcting any violation of applicable Laws existing as of the Effective Date hereof; (xxii) contributions to civic organizations or charities; (xxiii) the cost of acquisition of objects of fine art that Landlord installs in the Building; (xxiv) any increased costs resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors (provided that the issue of such negligence or willful misconduct has been fully adjudicated, beyond the exhaustion of any appeal rights); (xxv) costs incurred by Landlord to correct construction defects in the Base Building (defined in Section 10(a) (provided that the issue of the existence of a construction defect has been fully adjudicated, beyond the exhaustion of any appeal rights); (xxvi) general or administrative overhead not directly associated with operation and management of the Building and (xxvii) any category or individual expense which, as of the Effective Date, is customarily excluded from operating expenses in leases of office space in Comparable Buildings (unless such item or category is so “excluded” because it is not applicable to such other buildings; as an example, Operating Expenses includes the cost to Landlord of maintenance of the exterior fountain in the plaza portion of the Property, but other Comparable Buildings may not feature fountains and, thus, may not have fountain maintenance costs as a component of operating expenses).

(c) “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to any calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, or operation of the Building and the Property, as well as any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. Notwithstanding anything to the contrary contained herein but subject to Section 5(g) below, (i) Landlord shall include in Taxes each year hereunder (including, without limitation, the Tax Base Year) the amounts levied, assessed, accrued or imposed for such year, regardless of whether paid or payable in another year, and Landlord shall each year make any other appropriate changes to reflect adjustments to Taxes for prior years (including, without limitation, the Tax Base Year) due to error by the taxing authority, supplemental assessment or other reason, regardless of whether Landlord uses an accrual system of accounting for other purposes (and the amount of any tax refunds received by Landlord during the Term of this Lease (subject to the provisions of Section 5(g) below) shall be deducted from Taxes for the calendar year to which such refunds are attributable), and Tenant will receive a refund or credit against Taxes in excess of Base Year Tax Amount, if any, in the amount of any resulting retroactive reductions in Taxes previously payable (and actually paid) by Tenant [subject to the provisions of Section 5(g) below]); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located; any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) shall be included in Taxes in any year subsequent to the Base Year only if Base Year Tax Amount includes (or is retroactively adjusted to include) the amount which would have been payable on account of such tax or excise by Landlord during the Tax Base Year had such tax or excise been applicable to the Tax Base Year; (iv) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, Taxes for the Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes. Taxes will not include income taxes, excess profits taxes, franchise taxes, capital stock taxes, personal property taxes (other than taxes on machinery or equipment used in the operation, maintenance or management of the Property (for example, but not by way of limitation, window washing equipment) and inheritance or estate taxes.

(d) “Insurance Expenses” shall mean the amount paid or incurred by Landlord (i) in insuring all or any portion of the Project under policies of insurance and/or commercially reasonable self-insurance, which may include commercial general liability insurance, property insurance, earthquake insurance, worker’s compensation insurance, rent interruption insurance, contingent liability and builder’s risk insurance, and any commercially reasonable insurance as may from time to time be maintained by Landlord and (ii) for commercially reasonable deductible payments under any insured claims; provided, that to the extent that any deductible payment incurred by Landlord in any calendar year during the Term is in excess of [**]* (any such excess being referred to herein as the “Excess Deductible Payment”) then for the purposes of inclusion in Insurance Expenses, any such Excess Deductible Payment shall be amortized in accordance with clause (5) of Section 5(b) above.

(e) Allocations and Special Adjustments.

(i) If any item of Operating Expenses, Insurance Expenses or Taxes is properly allocable or attributable to the Property, as well as to another property, the amount of such item shall be allocated in an equitable manner.

(ii) If any Substantial Item (defined below) of Operating Expenses, Insurance Expenses or Taxes is not included in the Base Year Expense Amount, the Base Year Insurance Amount or the Base Year Tax Amount, but is included in Operating Expenses, Insurance Expenses or Taxes for a subsequent year due to a change in insurance requirements (other than a change which is mandated by a change in laws or a new law) or in Landlord policy, then the Base Year Expense Amount, the Base Year Insurance Amount or the Base Year Tax Amount, as the case may be, shall be adjusted to include the amount which would have been paid for such Substantial Item had such change in insurance requirements or Landlord policy been in effect during the Base Year.

(iii) Similarly, if any Substantial Item of Operating Expenses, Insurance Expenses or Taxes is included in the Base Year Expense Amount, the Base Year Insurance Amount or the Base Year Tax Amount but is subsequently removed from Operating Expenses, Insurance Expenses or Taxes due to a change in insurance requirements (other than a change which is mandated by a change in laws or a new law) or in Landlord policy (for example, if Landlord maintains earthquake insurance coverage during the Base Year, but subsequently declines to carry such coverage), then the Base Year Expense Amount, the Base Year Insurance Amount or the Base Year Tax Amount, as the case may be, shall be adjusted to remove from the Base Year, the amount which had been previously included for such Substantial Item.

(iv) As used herein, any item of Operating Expenses, Insurance Expenses or Taxes, which in the applicable year in which such item is either first included in Operating Expenses, Insurance Expenses or Taxes (in the case of clause (ii) above), or first removed from

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Operating Expenses, Insurance Expenses or Taxes (in the case of clause (iii) above) is equal to or greater than [**]*, will be deemed a “Substantial Item”.

(f) Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Insurance Expenses among different portions or occupants of the Building (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may, for example, include, but shall not be limited to, the office space tenants of the Building, and the retail space tenants. The Operating Expenses and/or Insurance Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

(g) “Proposition 8” Appeals. Notwithstanding anything to the contrary herein, if Taxes for the Base Year or any subsequent year are decreased as a result of any proceeding filed by Landlord for a reduction in the Building and Property’s assessed value obtained in connection with California Revenue and Taxation Code Section 51 (a “Proposition 8 Reduction”), Landlord shall make the following adjustments in determining Taxes (i) any Proposition 8 Reduction applicable to the Tax Base Year (whether actually obtained in the Tax Base Year or obtained retroactively in any subsequent year) shall be disregarded for purposes of determining Base Year Tax Amount; and (ii) any Proposition 8 Reduction applicable to a subsequent year shall be recognized for purposes of determining Taxes for that year; however, if and to extent that as a result of any Proposition 8 Reduction applicable to a subsequent year Taxes are reduced below the Base Tax Year amount, Tenant will not be entitled to any credit or refund related to such reduction below the Base Tax Year Amount.

(h) Procedure. As soon as reasonably possible after the commencement of each calendar year, commencing with 2012, Landlord will provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of increases in Operating Expenses and increases in Taxes and excess Insurance Expenses which will be due for the remainder of such calendar year in accordance with this Article 5. Landlord shall deliver to Tenant within one hundred twenty (120) days after the close of each calendar year (including the calendar year in which this Lease terminates), a statement (“Landlord’s Statement”) setting forth: (1) the amount of any increases in Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year, (2) the amount of any increases in the Taxes for such calendar year in excess of the Taxes for the Tax Base Year and (3) the amount of any increases in Insurance Expenses for such calendar year in excess of the Insurance Expenses for the Insurance Expense Base Year. Notwithstanding the one hundred twenty (120) day deadline for the delivery of a Landlord’s Statement described in the immediately preceding sentence, if and to the extent that Landlord, despite reasonable efforts has not, as of such deadline, (x) received final invoices or statements from any vendor, or service provider or utility necessary to allow Landlord to calculate one or more components of Operating Expenses attributable to such year and/or (y) received any notice necessary to calculate actual Taxes applicable to such year, Landlord will, for the purposes of delivering Landlord’s Statement, estimate such amounts in good faith but may recalculate such estimates once Landlord determines the actual amounts applicable in either event. Landlord will use diligent efforts to finalize each Landlord’s Statement as promptly as practicable.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(i) For each year following the applicable Base Year, Tenant shall pay to Landlord, together with its monthly payment of Base Rent, as additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the increase in Operating Expenses and increases in Taxes and increases in Insurance Expenses payable by Tenant in accordance with this Article 5 for the calendar year in question. At the end of any calendar year, and upon Landlord’s completion of Landlord’s Statement for such year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of increases in Operating Expenses, or increases in Taxes or increases in Insurance Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Base Rent or additional Rent due hereunder); if Tenant has paid to Landlord less than Tenant’s Share of increases in Operating Expenses, or increases in Taxes or increases in Insurance Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after the date of delivery of the applicable Landlord’s Statement.

(ii) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section 5(g) shall apply, but Tenant’s Share of increases in Operating Expenses, or increases in Taxes or increases in Insurance Expenses for such calendar year shall be subject to a pro rata adjustment based upon the number of days in such calendar year prior to the expiration of the Term of this Lease. Tenant’s obligation to pay Tenant’s Share of increases in Operating Expenses, increases in Taxes and increases in Insurance Expenses (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease shall survive such expiration or termination. Tenant shall pay the amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant has paid as an estimate, Landlord shall refund the difference within thirty (30) days after such determination is made.

(iii) If the Building is less than ninety five percent (95%) occupied for all or a portion of any calendar year of the Term, inclusive of the Operating Expense Base Year, then those actual Operating Expenses for the calendar year in question which vary with occupancy levels in the Building (including for example, but not limited to, elevator maintenance costs, janitorial costs and management fees) shall be increased by Landlord, for the purpose of determining Tenant’s Share of excess Operating Expenses, to be the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been at least ninety-five (95%) occupied throughout such calendar year.

(i) Tenant’s Audit Right. Landlord shall make available to Tenant, and Tenant shall have the right to conduct an audit of, Landlord’s books and records relating to Operating Expenses, Insurance Expenses and Taxes in accordance with the following terms and provisions, provided that Tenant delivers written notice of its intent to audit within ninety (90) days after receipt by Tenant of Landlord’s Statement and completes such audit within one hundred eighty (180) days after the date Landlord makes its relevant books and records available to Tenant:

(i) No Monetary Default on the part of Tenant then exists.

(ii) Tenant shall have the right to have an employee of Tenant or a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office at reasonable times upon reasonable advance notice to Landlord.

(iii) Neither the employee of Tenant nor the Qualified Auditor shall be employed or engaged on a contingency basis, in whole or in part.

(iv) Prior to commencing the audit, Tenant and the auditor shall: (i) if the auditor is not an employee of Tenant, provide Landlord with evidence that the auditor is a certified public accountant from a licensed, regional accounting firm acceptable to Landlord in Landlord’s reasonable discretion with significant (i.e., at least the immediately preceding five (5) years’) experience in auditing operating expenses in first-class office buildings (a “Qualified Auditor”); and (ii) each sign a confidentiality letter, on reasonable terms, to be provided by Landlord.

(v) The audit shall be limited solely to confirming that the Operating Expenses and/or Insurance Expenses and/or Taxes reported in the Landlord’s Statement, and the calculations made by Landlord with respect thereto, are consistent with the terms of this Lease.

(vi) If Tenant’s auditor finds errors or overcharges in Landlord’s Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions addressing such expenses. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected hereinbelow, if applicable) to explain its calculation of Operating Expenses, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first-class office building with services at or near the top of the market. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.

(vii) If agreement cannot be reached within two (2) weeks thereafter, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors, Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.

(viii) If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of Base Rent or additional Rent next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within thirty (30) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.

(ix) If the Final Finding results in a determination that Landlord overstated Operating Expenses, Insurance Expenses and Taxes by more than five percent (5%) of Tenant’s Share of the Operating Expenses, Insurance Expenses and Taxes for the calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. If the Final Finding results in no credit to Tenant with respect to increases in Operating Expenses, Insurance Expenses and Taxes for the calendar year subject to the audit (or in a determination that Tenant underpaid increases in Operating Expense, Insurance Expenses and Taxes for such year), Tenant shall pay its own costs and shall reimburse Landlord for Landlord’s costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.

(x) The results of any audit of Operating Expenses hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order or in connection with any litigation or arbitration involving Landlord or Tenant.

6. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced for such charge, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as additional Rent; provided, however, that Tenant shall be entitled to notice and the passage of a five (5) day grace period prior to the imposition of such late charge on the first (1st) occasion in any calendar year in which Tenant fails to timely pay any amount due hereunder. Additionally, interest shall accrue on all delinquent amounts from the date past due until paid at a rate equal to the sum of three percent (3%) plus the “prime rate”, in effect from time to time, as quoted in the Wall Street Journal (the “Interest Rate”).

7. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge or interest assessed against Tenant hereunder.

8. Security Deposit. [INTENTIONALLY OMITTED]

9. Use of Premises.

(a) Generally. Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for other ancillary uses reasonably related to Tenant in its operations within the Premises (including, for example, a food preparation kitchen for product presentations) and consistent with the operation, maintenance and occupancy of the Building as a first-class office building (any non-office usage is subject to Landlord’s prior written consent, which shall not be unreasonably withheld) and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or materially increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Hazardous Materials.

(i) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “Hazardous Material,” as that term is hereafter defined. “Hazardous Material” shall include all materials or substances which are listed in, regulated by or subject to any applicable federal, state or local laws, rules or regulations from time to time in effect, including, without limitation, hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); and asbestos, radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of (A) the presence in the Premises of minor amounts of Hazardous Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers), or (B) acts of third parties over whom Tenant has no reasonable control.

(ii) Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises, the Property or any portion thereof, damages for the loss of the Premises or the Property or any portion thereof, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Materials, in, on, under, from or about the Premises due to Tenant’s acts or omissions, except to the extent such claims, damages, liabilities, losses, costs and expenses arise out of or are caused by the negligence or willful misconduct of any of the Indemnified Parties. Landlord and its successors and assigns shall indemnify and hold Tenant and its successors and assigns harmless against all such claims or damages to the extent arising out of or caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.

(c) Storage Space.

(i) Tenant shall have the Option to lease, on the terms of this Section 9(c), storage space on the Basement floor of the Building which storage space (the “Storage Space”) shall be identified in accordance with this Section 9(c), for a term (the “Storage Term”) that is coterminous with the Term, unless earlier terminated. If Tenant wishes to lease storage space, Tenant shall so inform Landlord in writing, and within thirty (30) days thereafter, Landlord shall inform Tenant in writing of the location and configuration of storage space, if any, which is then available for Tenant’s use (the “Storage Space Availability Notice”). Within thirty (30) days after receipt of the Storage Space Availability Notice, Tenant may by notice to Landlord (the “Storage Space Exercise Notice”) exercise its option to lease some or all of the storage space offered in the Storage Space Availability Notice, as specified by Tenant in the Storage Space Exercise Notice, in which case the specified Storage Space shall be leased on the terms of this Section 9(c) for a term commencing on the date specified in the Storage Space Exercise Notice. Tenant shall have the right to terminate its lease of the Storage Space (or discreet portions thereof) upon thirty (30) days’ notice to Landlord.

(ii) The Storage Space shall will be delivered in its “as-is” condition and be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

(iii) Tenant shall pay Rent for the Storage Space (“Storage Rent”) at a rental rate, throughout the Storage Term, of [**]* per rentable square foot per annum in equal monthly installments each payable in advance on or before the first day of each month. Any partial month shall be appropriately prorated. All Storage Rent shall be payable in the same manner that Base Rent is payable hereunder.

(iv) Except as otherwise provided herein, all terms and provisions of the Lease shall be applicable to the Storage Space, except that Landlord need not supply air-cooling, heat,

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Storage Space and Tenant shall not be entitled to any allowances, rent credits, or expansion rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk, except to the extent any loss or liability results from the negligence or willful misconduct of Landlord or its employees, agents or contractors (and in any event subject to the provisions of Section 22(e) below). The Storage Space shall not be included in the determination of Tenant’s Share nor shall Tenant be required to pay Operating Expenses, Insurance Expenses or Property Taxes in connection with the Storage Space.

(v) At any time and from time to time, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space and no less accessible or usable than the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

10. Compliance with Laws.

(a) Tenant’s Obligations. Tenant, at its sole cost and expense, shall promptly comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition (following Landlord’s completion of Landlord’s Work), configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building, but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or by Alterations or improvements performed by or for the benefit of Tenant. “Base Building” shall mean the structural portions of the Building, the public restrooms (it being acknowledged that restrooms on any full floor comprising the Premises are not “public” restrooms) and the Building mechanical, electrical, life-safety and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law with respect to the Premises or Tenant’s occupancy of the Building. Tenant, at Tenant’s expense, may contest by appropriate proceedings in good faith the legality or applicability of any Law affecting the Premises, provided that (i) the Property or any part thereof (including the Premises) shall not be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (ii) no unsafe or hazardous condition remains unremedied as a result of such contest, (iii) such non-compliance or contest is not prohibited under any Security Documents (defined in Article 34) and Tenant posts any security required under such Security Documents in connection with such contest (or the non-compliance that is the subject thereof), (iv) such non compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required by applicable Laws in connection with the operation of the Building, and (v) the Certificate of Occupancy for the Building (or any portion) is neither subject to being suspended by reason such of non-compliance or contest (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). If Landlord may be subject to any civil fines or penalties or other criminal penalties or may be liable to any third party by reason of the Compliance Challenge, then Tenant shall furnish to Landlord, at Tenant’s option, either (x) a bond of a surety company that is issued by, and in form and substance, reasonably satisfactory to Landlord, or (y) such other security that is reasonably satisfactory to Landlord, and, in either case, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord). If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. Landlord shall have the right to use the aforesaid bond or other security to satisfy any such fines or penalties that are levied or assessed against Landlord as a result of the Compliance Challenge; Landlord’s obligation to so return such bond or other security shall survive the expiration or sooner termination of this Lease. Landlord shall return to Tenant the aforesaid bond or other security (or the unapplied portion thereof, as the case may be), promptly after Tenant completes the Compliance Challenge. If Tenant institutes a Compliance Challenge which concludes on or after the date of expiration or termination of this Lease, Tenant’s obligations hereunder with respect to the compliance in question will survive the expiration or sooner termination of this Lease to the extent that the result of any Compliance Challenge is that Tenant is required to perform any compliance work.

(b) Landlord’s Obligations. Landlord represents to Tenant that, as of the Effective Date, Landlord has not received written notice from any governmental authority of any currently existing condition in the Premises or Base Building which has been interpreted as a material violation of Laws for which Landlord’s compliance is currently required. Landlord shall comply with all Laws relating to the performance of Landlord’s Work, as well as all Laws relating to the Base Building (exclusive of any Base Building systems that were constructed by or for the benefit of Tenant) and the Common Areas, provided that such compliance with Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord shall not be in breach of this Section 10(b) unless failure to comply therewith would (1) prohibit Tenant from obtaining or maintaining a temporary certificate of occupancy or its equivalent for the Premises, (2) would affect the health or safety of Tenant’s employees, contractors or invitees, (3) would otherwise materially, adversely affect Tenant’s use of the Premises, (4) would expose Tenant to any material cost or liability, or (5) be inconsistent with the operation of the Building as a first-class office building. Notwithstanding the foregoing, Landlord shall have the right to contest in good faith any alleged violation of Law, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law.

11. Rules and Regulations. The current rules and regulations of the Building (the “Rules and Regulations”), a copy of which is attached hereto as Exhibit D, and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant are hereby made a part of this Lease and shall be observed and performed by Tenant, its agents, employees and invitees. Landlord shall not enforce the Rules and Regulations against Tenant in a manner materially more strict than Landlord’s enforcement of the Rules and Regulations against other tenants of the Building. In the event of any inconsistency between the terms of the Rules and Regulations and the terms of this Lease, the terms of this Lease shall govern.

12. Services.

(a) Generally. The normal business hours of the Building (“Building Service Hours”) shall be from 8:00 A. M. to 6:00 P.M. on Monday through Friday and 9:00 A.M. to 1:00 P.M. on Saturday, exclusive of Building holidays as reasonably designated by Landlord which shall be generally recognized holidays (“Building Holidays”). Except when and where Tenant’s right of access is specifically prevented as a result of (i) an emergency, (ii) a requirement by law, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to the Premises, the Building, and the parking areas twenty-four (24) hours per day, seven (7) days per week. Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord shall furnish the following services during the Building Service Hours except as noted:

(i) Passenger elevator service at all times;

(ii) Heating, ventilation and air conditioning (“HVAC”) reasonably adequate to allow for the comfortable occupancy of the Premises, subject to governmental regulations (so long as the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the following thresholds:

(1) Occupant Load: One (1) person per 200 rentable square feet;

(2) Equipment & Lighting Load: 5.0 watts per rentable square foot.

(iii) Water at all times for all restrooms and lavatories;

(iv) Janitorial service Monday through Friday (exclusive of Building Holidays) in accordance with the janitorial specifications set forth on Exhibit E attached hereto, subject to such reasonable changes to janitorial specifications as Landlord may elect so long as, at all times, the janitorial service provided by Landlord is consistent with that provided in Comparable Buildings;

(v) Electric power, at all times, for lighting and outlets not in excess of five (5) watts per rentable square foot of the Premises at 100% connected load (but Tenant shall pay for any electrical service in excess of the Electrical Allowance described in Section 12(b)(iii)); and

(vi) Replacement of Building standard lamps and ballasts as needed from time to time.

(b) Extra Services. Except as expressly set forth herein, Tenant shall have no right to any services in excess of those provided herein; however:

(i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then-standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord. Landlord’s current standard charge for after hours HVAC service is as follows: $75.00 per hour for fans only, $105.00 per hour (plus engineering and labor costs, if any) for heating and $170.00 per hour (plus engineering and labor costs, if any) for cooling, with a minimum of four (4) hours in each case. The foregoing charges are subject to change from time to time to the extent necessary to meet changes in Landlord’s cost of providing such service. Any such increased charge shall be based upon the actual cost of electricity consumed by the Building’s HVAC equipment and Landlord’s reasonable, good faith estimate of the cost of increased maintenance and wear and tear on the Building’s HVAC equipment plus such after-hours usage, and labor costs, if any, related to the provision of such after-hours HVAC service.

(ii) If Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord. Notwithstanding the foregoing to the contrary, Landlord will make available for Tenant’s use a condenser water riser connecting with the Building’s rooftop cooling tower connected to one (1) floor of the Premises selected by Tenant in order to service Tenant’s supplemental HVAC unit(s), with the capacity of ten (10) tons. Such condenser water will be made available to Tenant at no additional cost, except that Tenant will bear the cost of tapping into the Building’s condenser water loop, and of any electrical consumption associated with the operation of any such supplemental HVAC unit, as described in Section 12(b)(iv) below.

(iii) Landlord shall have the right to measure Tenant’s electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant’s electrical usage for the Premises exceeds, in any calendar month, the product of one and two-tenths (1.20) kilowatt hours multiplied by the number of rentable square feet of area in the Premises (other than any areas described in clause (iv) below, which will be separately metered) (the “Electrical Allowance”), Tenant shall pay Landlord as additional Rent the estimated cost of such excess electrical usage and, if Tenant’s electrical usage exceeds the Electrical Allowance more than three times in any calendar year, then Tenant shall also reimburse Landlord for the cost of purchasing, installing, operating and maintaining the measuring device(s);

(iv) If Tenant installs or operates a server room or other form of high consumption area, Landlord will require that Tenant, at Tenant’s sole cost and expense, install a separate electrical meter to measure Tenant’s electrical consumption in such area(s); if Landlord determines, on the basis of the readings of electrical consumption from such meter, that Tenant’s electrical consumption in such area(s) exceed the Electrical Allowance, Tenant will pay to

Landlord directly for the cost of electricity consumed in such areas or by such equipment in excess of the Electrical Allowance, on a monthly basis, within thirty (30) days after the delivery of an invoice from Landlord.

(v) If Tenant uses any other services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as additional Rent hereunder a reasonable sum as reimbursement for the cost of such added services, and to charge Tenant for the cost of any administrative time, additional equipment or facilities or modifications thereto which are necessary to provide the additional services, and/or to discontinue providing such excess services to Tenant.

(c) Interruptions. Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor, except as provided below, shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease or be deemed an eviction, constructive or actual. Landlord shall use reasonable efforts to furnish uninterrupted services as required above and shall use diligent efforts to restore any interrupted or discontinued service as soon as reasonably practicable. Notwithstanding the foregoing, in the event that (i) any such interruption or discontinuance of services (other than an interruption or discontinuance which is caused by casualty to the Building, which is addressed in Article 19) materially and adversely affects Tenant’s ability to conduct business in the Premises, or any material portion thereof, (ii) on account of such interruption or disturbance Tenant ceases doing business in the Premises, or the affected portion of the Premises, and (iii) such interruption or discontinuance of services was not caused in any material way by the act or omission of Tenant or Tenant’s contractors or employees, then:

(1) if such interruption or discontinuance of services was within the reasonable control of Landlord to prevent and continues beyond three (3) business days after the date of delivery of written notice from Tenant to Landlord specifying the nature of the interruption (“Interruption Notice”), then Base Rent shall abate proportionately, beginning on the fourth (4th) business day after delivery of said Interruption Notice and continuing for so long as Tenant remains unable to (and in fact does not) conduct its business in the Premises or such portion thereof without material adverse impact due to such interruption or discontinuance;

(2) if such interruption or discontinuance of services was not within the reasonable control of Landlord to prevent and continues beyond ten (10) business days after the date of delivery of an Interruption Notice from Tenant to Landlord, then Base Rent shall abate proportionately, beginning on the eleventh (11th) business day after delivery of said Interruption Notice and continuing for so long as Tenant remains unable to (and in fact does not) conduct its business in the Premises or such portion thereof without material adverse impact due to such interruption or discontinuance; provided that such abatement will be applicable only if the interruption in question is caused by an event covered by Landlord’s policy of property insurance such that Landlord’s rental interruption policy will cover Landlord for any such abatement (Landlord agrees to cooperate with Tenant in determining if and to what extent Landlord’s insurance coverage would so permit an abatement as described herein);

(3) if such interruption or discontinuance of services was within the reasonable control of Landlord to prevent and continues unabated beyond seventy-five (75) calendar days after the date of delivery of an Interruption Notice from Tenant to Landlord, then Tenant shall thereafter have the right, to be exercised by Tenant within ten (10) business days after the expiration of such ninety (90) day period, to terminate this Lease effective upon thirty (30) days’ written notice (provided, that if the interruption or discontinuance of services is eliminated within such 30-day period such that Tenant is able to conduct its business in the entire Premises without material adverse impact due to such interruption or discontinuance, then Tenant’s termination notice will be deemed null and void and of no force or effect); and

(4) if such interruption or discontinuance of services was not within the reasonable control of Landlord to prevent and continues unabated beyond one hundred fifty (150) calendar days after the date of delivery of an Interruption Notice from Tenant to Landlord, then Tenant shall thereafter have the right, to be exercised by Tenant within ten (10) business days after the expiration of such one hundred fifty (150) day period, to terminate this Lease effective upon thirty (30) days’ written notice (provided, that if the interruption or discontinuance of services is eliminated within such 30-day period such that Tenant is able to conduct its business in the entire Premises without material adverse impact due to such interruption or discontinuance, then Tenant’s termination notice will be deemed null and void and of no force or effect).

(5) No termination of this Lease pursuant to the provisions of Section 12(c)(3) or 12(c)(4) will serve to release Tenant from its repair or restoration obligations set forth herein, to the extent applicable.

13. Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone or data equipment, including wiring, within the Premises or for providing telephone or data service or connections from the utility to the Premises, except as required by law. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without the Landlord’s prior written consent. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone or data closets within the Building, except in the manner and under procedures reasonably established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone or data wiring within the Building shall be an Operating Expense unless and to the extent Landlord is reimbursed for such costs by any tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone or data services to the Premises, except to the extent resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors. Landlord shall make available to Tenant sufficient conduit capacity in Building risers and areas between floors to accommodate Tenant’s telephone and data Cable and related equipment, but only to the extent Tenant’s requirements do not materially exceed those of a normal tenant of Premises of like size in Comparable Buildings. All electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant is referred to herein as “Cable”. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. At the expiration or sooner termination of this Lease, Tenant will remove all Cable from the Building at Tenant’s sole cost.

14. Signs.

(a) Generally. Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

(b) Building-Standard Signage. Landlord, at Landlord’s sole cost and expense, shall initially provide Tenant with Building-standard signage in the Building’s ground floor lobby, in the elevator lobby on the floors of the Building in which the Premises are located and at the entrance to the Premises. However, Tenant shall have the right, subject to Landlord’s reasonable approval, to provide its own signage for (i) any elevator lobbies on which Tenant occupies the full floor and (ii) the Premises entrance, which shall be produced, maintained, installed and removed at Tenant’s expense. Any subsequent changes to, or revisions or replacements of such signage, shall be at Tenant’s sole cost and expense.

(c) Ground Floor Sign.

(i) Landlord, at Landlord’s sole cost and expense (up to [**]*, Tenant being responsible for any production and installation cost in excess of such amount), will pay for the initial cost of producing and installing a sign depicting Tenant’s name and corporate logo on the west-facing wall opposite the base of the “up” escalator in the ground floor base of the lobby level of the Building (“Base Lobby Level”), as shown on Exhibit F attached hereto (showing location and scale), where Tenant will have signage rights (the “Ground Floor Sign”). The detailed design of such signage shall be supplied by Tenant at Tenant’s cost and shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, it being agreed that any such design must be compatible with Landlord’s design, signage and graphics program and the operation of the Building as a modern first-class multi-tenant office building. Tenant acknowledges that Landlord may withhold its consent to any proposed design of the Ground Floor Sign if such design contemplates that more than four (4) penetrations of the stone panel(s) on the west-facing wall will be made in order to install such sign. Landlord shall be responsible for maintenance and repair of the Ground Floor Sign. Should the name of Tenant be legally changed to another name (the “New Name”), or should

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Tenant’s desired design otherwise change, Tenant shall be entitled to modify, at Tenant’s sole cost and expense, Tenant’s name or design on the Ground Floor Sign to reflect Tenant’s New Name or new design, so long as Tenant’s New Name is not an Objectionable Name. The term “Objectionable Name” shall mean any name that relates to an entity that is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend a landlord of comparable first-class office Buildings.

(ii) The rights granted pursuant to this Section 14(c) are personal to Del Monte Corporation and may not be transferred or assigned to any other individual or entity (other than an assignee of Tenant’s interest in this Lease qualifying pursuant to the provisions of Section 37(h) below).

(iii) Tenant’s rights to the Ground Floor Sign described herein shall expire and terminate upon the earlier to occur of (A) the termination of this Lease or Tenant’s right to possession of the Premises; (B) the occurrence of a material Default by Tenant hereunder; (C) the transfer by Tenant of all or part of its interest in this Lease or the Premises other than pursuant to an assignment meeting the requirements of Section 37(h) below. At any time when Tenant (without reference to non-Affiliate Subtenants) does not occupy four (4) full floors in the Building pursuant to this Lease (the “Signage Rights Threshold”), at Landlord’s option, Tenant will no longer have the right to such Ground Floor Sign identification. Upon the expiration of Tenant’s rights to the Ground Floor Sign, Tenant, at Tenant’s sole cost and expense, will remove the Ground Floor Sign and repair any damage to the Building caused by the installation and/or removal of the Ground Floor Sign to Landlord’s reasonable satisfaction; Tenant expressly acknowledges that, depending on the quantity and/or size of penetrations in the stone panel(s) on such west-facing wall necessitated by the installation of the Ground Floor Sign, such repair may require the replacement of such stone panel(s) on the west-facing wall with stone panel(s) matching the stone panel(s) on the remaining walls in the Base Lobby Level as closely as reasonably possible.

(iv) Tenant’s Ground Floor Sign right shall be exclusive with respect to the west wall in the Base Lobby Level. Landlord may grant to other Building tenants which satisfy the Signage Rights Threshold or third parties the right to signage on the north, south and/or east walls of the Base Lobby Level, but Landlord agrees that so long as Tenant retains its Ground Floor Sign rights pursuant to the provisions of this Section 14(c), no Building tenant or third party will have a right to signage on any such walls which is larger than Tenant’s Ground Floor Sign. Additionally, Landlord agrees that, for so long as Tenant retains its Ground Floor Sign rights pursuant to the provisions of this Section 14(c), Landlord shall not grant to any Competitor (defined below) of Tenant the right to install identification signage in any public area of the Property, except identification in the Building directory or standard or custom floor signage at a tenant’s premises. As used herein, a “Competitor” shall mean an entity whose primary business (i.e., the business from which such entity derives the majority of its revenues) is in direct competition with Tenant’s business. Tenant may designate up to four (4) Competitors; a list of Tenant’s Competitors is attached hereto as Exhibit G. Tenant shall have the right, by written notice delivered to Landlord no more often than once in any eighteen (18) month period, to update the list of Competitors by replacing one or more designated Competitors with another entity or entities which constitute Competitors, provided that in no event will there be more than four (4) Competitors.

15. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party’s control (a “Force Majeure Event”) which results in such party being unable to timely perform any obligations hereunder (other than the inability to pay any amount due hereunder and, except as expressly provided in Sections 53(a) and 53(b) below, the inability of Landlord to timely deliver possession of any portion of the Premises to Tenant), and so long as such party diligently proceeds to perform such obligations after the end of such force majeure event, such party shall not be in breach hereunder for failure to perform such obligation.

16. Repairs and Maintenance By Landlord. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as expressly set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Articles 19 and 20 below), and subject to normal wear and tear, Landlord shall maintain in good condition and repair and good working order (i) the structural elements of the Building, including the exterior walls and foundation, (ii) Common Areas, and (iii) the mechanical, electrical, plumbing and HVAC systems which serve the Building in general, provided Tenant shall be responsible for any repairs to the extent they result from the negligence or wrongful acts of Tenant or anyone in the employ or control of Tenant. Landlord’s maintenance obligations with respect to the Common Areas shall include without limitation the obligation to keep all public areas in a clean and attractive condition and to wash the exterior surfaces of windows in the Building with reasonable frequency. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereafter in effect.

17. Repairs By Tenant. Except as described in Article 16 above or Article 19 below, Tenant, at its sole cost and expense, shall maintain the Premises in good repair and condition, ordinary wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (defined in Article 18); (f) supplemental air conditioning units, kitchens (including hot water heaters), plumbing, and similar facilities exclusively serving Tenant, whether such items are installed by or on behalf of Tenant or are currently existing in the Premises and (g) Cable. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building or Property caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises; at Landlord’s option, Landlord will perform any such work located outside of the Premises and Tenant will pay Landlord the cost thereof plus a commercially reasonable administrative fee not to exceed five percent (5%) of such cost. If Tenant fails to make such repairs or replacements within fifteen (15) days after notice from Landlord, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements (including Landlord’s reasonable administrative charge not to exceed five percent (5%) of such cost shall be charged to Tenant as additional Rent.

18. Alterations and Improvements/Liens.

(a) Generally. Except for minor alterations performed below the ceiling of the Premises which do not affect the Building’s structure or systems, will not create excessive noise or result in the dispersal of odors or debris (including dust or other airborne particulate matter) beyond the Premises, are not visible from outside the Premises, do not require the procurement of a building permit and do not cost in excess of [**]* per floor for any project or series of related projects (“Permitted Alterations”), Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises (“Alterations,” which term does not include the improvements contemplated by the Work Agreement) without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be granted or withheld in Landlord’s sole discretion if the Alterations (A) will adversely affect the Building’s structure or systems (unless Tenant, at its cost, takes all steps necessary and/or reasonably required by Landlord to neutralize such affect on the Building’s structure or systems), or (B) will be visible from outside the Premises. Within ten (10) business days after receipt of plans and specifications depicting a proposed Alteration together with a written request for Landlord’s approval of same, Landlord shall respond with approval, specific reasonable objections to any plans or other submittal requiring Landlord’s approval or, if applicable, a good faith request for additional information reasonably deemed necessary by Landlord in order to determine whether or not to approve the Alteration in question. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to the Base Building and vertical Cable and may also require that Tenant use only union labor for any work in the Building); required permits and approvals; and evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord the managing agent for the Building and such other person or entities, as Landlord may reasonably request as additional insureds. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with any Law. In addition, Tenant shall reimburse Landlord an amount equal to (i) if Landlord’s personnel perform oversight/coordination services, a reasonable estimate of the reasonable cost incurred by Landlord in having its own personnel provide oversight and coordination of any Alterations and (ii) if Landlord has a third party provider performing coordination/oversight services, 3% of the total project cost. Additionally, if Landlord in good faith deems it necessary to use the services of a third party architect, engineer or other consultant to review Tenant’s proposed plans and specifications, Tenant will reimburse Landlord for the actual, reasonable costs incurred by Landlord for such third party review, provided that such third party charges commercially competitive rates for firms of similar skill, experience and expertise. Upon completion, Tenant shall furnish Landlord with at least three (3) sets of “as-built” plans (as well as a set in CAD

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format) for Alterations, completion affidavits and full and final, unconditional waivers of lien and will cause a Notice of Completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Section 3093 of the California Civil Code or any successor statute and will timely provide all notices required under Section 3259.5 of the California Civil Code or any successor statute. Any Alterations shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any Tenant Improvements constructed pursuant to the Work Agreement and any Alterations prior to the expiration or sooner termination of this Lease if in Landlord’s good faith determination such Alteration(s) or Tenant Improvement(s) constitute Specialty Improvements (defined below); if Tenant so requests in writing as of the date of Tenant’s request for Landlord’s consent to any Tenant Improvements or Alterations (“Removal Request”), Landlord will notify Tenant at the time of Landlord’s consent to any such Tenant Improvements or Alterations as to whether Landlord deems the same to be Specialty Improvements and will require their removal. All costs of any Alterations (including, without limitation, the removal thereof, if required) shall be borne by Tenant. If Tenant fails to promptly complete the removal of any Tenant Improvements or Alterations required to be removed hereunder and/or to repair any damage caused by the removal, Landlord may do so and may charge the cost thereof to Tenant. All Alterations shall be made in a first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) in accordance with Landlord’s then-current reasonable guidelines for construction, and Tenant shall maintain appropriate liability and builder’s risk insurance throughout the construction. “Specialty Improvements” shall mean Alterations or Tenant Improvements that (i) perforate, penetrate or require reinforcement of a floor slab (such as interior stairwells [not including any interior stairwells existing in the Premises as of the Effective Date or any interior stairwells existing in any space leased by Tenant pursuant to Sections 53(a) or 53(b) below as of the date such space is delivered to Tenant]) or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections, or (v) consist of the construction of substantial non-office improvements of a type which are unlikely to be used by future tenants of the Building. Tenant will indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property arising out of or relating to the performance of any Alterations by or on behalf of Tenant, except to the extent resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors. Under no circumstances shall Landlord be required to pay, during the Term (as the same may be extended or renewed), any ad valorem or Property tax on such Alterations, Tenant hereby covenanting to pay all such taxes when they become due.

(b) Liens. Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant is in good faith contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond or other security reasonably satisfactory to Landlord, within twenty (20) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional Rent reserved under this Lease due and payable forthwith.

19. Destruction or Damage.

(a) Completion Estimate. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness (and, in any event, within forty-five (45) days), shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises (or any material portion thereof) or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date of the Casualty, then Landlord or Tenant shall each have the right to terminate this Lease upon written notice delivered to the other within thirty (30) days following delivery of the Completion Estimate. In addition, Landlord, by notice delivered to Tenant within seventy-five (75) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) there are less than two (2) years of the Term remaining on the date of the Casualty; and the Premises have been materially damaged such that the repair is reasonably expected to take a period of time longer than half of the then-remaining Term; or (2) a casualty loss to the Building or Premises occurs and the repairs to be performed by Landlord (other than those for which Tenant’s insurance proceeds are to be applied) will cost in excess of [**]* and such loss is not covered by insurance which is either required to be carried by Landlord under this Lease or which is actually carried by Landlord or (3) any Holder requires that the insurance proceeds be applied to the payment of the mortgage debt and as a result, the construction costs to be borne by Landlord in completing any necessary restoration, in Landlord’s reasonable good faith estimate based upon the advice of at least one (1) Expert, exceed five percent (5%) of the replacement cost of the Building. Notwithstanding the foregoing, Landlord shall have no right to terminate the Lease upon a casualty (except as provided above where less than two years of the Term remains) unless Landlord also terminates all other leases of space in the Building where (i) the premises were damaged to a similar degree as the Premises, and (ii) such leases, by their terms, provide Landlord a right to terminate under the circumstances.

(b) Landlord’s Repair; Abatement. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas at its cost (except as otherwise provided below). Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any

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other modifications to the Common Areas reasonably deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alteration; provided if the estimated cost to repair such Alteration exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs to Alterations shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Landlord shall not be liable for any inconvenience to Tenant or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, Base Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant, except during any period that Tenant is in Monetary Default.

(c) Statutory Waiver. The provisions of this Lease, including this Article 19, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, Building or Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, Building or Property.

20. Eminent Domain. Either party may terminate this Lease if any material part of the Premises or a portion of the Property necessary for access to the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or conveyance in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property that would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s personal property, loss of goodwill and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

21. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligence or willful misconduct of Landlord, its employees and agents (but subject to the waiver of subrogation provisions set forth in Section 22(e) below).

22. Insurance; Waivers.

(a) Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance (which may be maintained under blanket policies, so long as the coverage afforded Landlord, the other additional insureds and any designees of Landlord shall not be reduced or adversely affected thereby), in the amounts specified and in the form hereinafter provided for:

(i) Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of Tenant in or about the Premises against claims for bodily injury, death, property damage and products liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than [**]* each occurrence for bodily injury, death and property damage, [**]* for products/completed operations aggregate, [**]* for personal injury, and to have general aggregate limits of not less than [**]* and Umbrella Liability Insurance in an amount not less than [**]* for each policy year. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(ii) Insurance covering all of the items included in Tenant’s heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and any Alterations in an amount not less than one hundred percent (100%) of their full replacement value (subject to commercially reasonable deductibles) from time to time during the Term, providing protection against perils included within the standard form of “all-risk” (i.e., “Special Cause of Loss”) fire and casualty insurance policy.

(iii) Workers’ Compensation insurance in amounts required by law.

(iv) Employer’s Liability coverage of at least [**]* per occurrence.

(v) Business Interruption Insurance equal to not less than [**]*, subject to reasonable deductibles, which insurance shall be issued on an “all risk” basis (or its equivalent).

(b) Requirements for Tenant’s Policies. All policies of the insurance provided for in Section 22(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A:VIII in the most current available

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“Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i) shall designate Landlord (as well as Landlord’s managing agent and any mortgagee of Landlord and any other party reasonably designated by Landlord) as an additional insured, except with respect to the insurance described in Sections 22(a)(iii) and 22(a)(iv) above;

(ii) shall be evidenced by a certificate in customary form delivered to each of Landlord and any such other parties in interest prior to any entry by Tenant or Tenant’s employees or contractors onto the Premises and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing (and ten (10) days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Additional Insurance Obligations. Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 22 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested from time to time by Landlord, so long as such amounts and types of coverage are not in excess of the insurance requirements generally applicable to comparable tenants in Comparable Buildings.

(d) Landlord’s Insurance. Landlord shall maintain the following insurance (“Landlord’s Insurance”):

(i) CGL insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least [**]*;

(ii) All Risk/Special Causes of Loss property insurance on the Building at replacement cost value;

(iii) Worker’s Compensation insurance as required by the state and in amounts as may be required by applicable statute; and

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(iv) Employers Liability Coverage of at least [**]* per occurrence and such other insurance coverage as Landlord or any Holder may from time to time deem appropriate.

(v) Landlord shall maintain earthquake coverage on the Building in an amount equal to the full replacement cost of the Building, subject to reasonable deductibles; provided, however, that Landlord shall not be obligated to maintain earthquake insurance coverage if nine (9) or more of the following fifteen (15) buildings (or, if at any time during the Term any such buildings no longer exist, sixty percent (60%) or more of the remaining buildings) do not maintain earthquake insurance coverage:

1. Embarcadero Centers One through Four;

2. 101 California Street;

3. One Market Towers (Spear and Steuart);

4. Hills Plaza;

5. 555 California Street;

6. 345 California Street;

7. 275 Battery Street;

8. 50 Fremont Street;

9. One California Street;

10. 199 Fremont Street;

11. 101 Second Street;

12. 55 Second Street;

13. 525 Market Street;

14. 555 Mission Street;

15. 560 Mission Street.

(e) Subrogation. Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 22(a)(ii) and Section 22(c) above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible (this will not preclude Landlord from including deductible payments in Insurance Expenses). These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 22(a)(ii) and Section 22(c). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.

23.	Indemnities.

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(a) Tenant’s Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant will indemnify, defend, protect and hold harmless Landlord from and against any and all loss, cost, damage or liability arising in any manner (i) caused anywhere in the Building or on the Property due to the negligence or willful misconduct of Tenant, its agents, contractors or employees or (ii) due to any occurrence in the Premises (or arising out of actions taking place in the Premises) or (iii) arising out of Tenant’s breach or Default under the terms of this Lease. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Holders (defined in Section 34(a)) and agents (collectively, “Landlord Parties”) from all claims for any injury to or death of persons, damage to property or loss of profits or revenue in any manner related to (a) force majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment (provided that the foregoing does not include any waiver of claims against any contractor of Landlord which is engaged to provide security or protective services arising from the acts or omissions of that contractor or its agents or employees).

(b) Landlord’s Indemnity. Subject to the provisions of the final sentence of Section 23(a) above and to Article 24 below, except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, invitees, subtenants or assignees, Landlord will indemnify, defend, protect and hold Tenant harmless from and against all loss, cost, damage or liability caused (i) by the negligence or willful misconduct of Landlord, its agents or employees, or (ii) by Landlord’s default under this Lease.

(c) General Terms. The indemnities set forth hereinabove shall include the application to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. Notwithstanding any other provision of this Lease to the contrary, in no case shall Landlord be liable to Tenant for any lost profits, and except as set forth below, in no event shall Landlord or Tenant be liable to the other for damage to business, or any form of special, indirect or consequential damage on account of any breach of this Lease or otherwise, except as expressly provided in Section 9(b) above or Article 32 below.

(d) Subject to Subrogation Waivers. The indemnities contained herein do not override the waivers contained in Section 22(e) above.

24. Exculpation and Waiver. Except as otherwise expressly provided in this Lease and except to the extent caused by the negligence or willful misconduct of Landlord, its agents and employees (but subject to the insurance provisions in Article 22 above), Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is a corporation, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury.

25. Estoppel.

(a) From Tenant. Tenant shall, from time to time, upon not less than ten (10) business days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in Default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in Landlord Default hereunder (and if so, specifying the nature of the Landlord Default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. If Tenant fails to timely deliver either (i) an executed estoppel certificate or (ii) good faith comments to a proposed estoppel certificate to Landlord and thereafter fails again to deliver the same within five (5) business days after delivery of a further request for same, and then again fails to deliver the same within five (5) business days after a third notice to Tenant given thereafter, the estoppel prepared by Landlord will be deemed true and correct and binding upon Tenant and at Landlord’s option, such failure will constitute a Default hereunder without the necessity of additional notice or the passage of additional grace periods.

(b) From Landlord. Landlord shall, from time to time, upon not less than ten (10) business days’ prior written request by Tenant, execute, acknowledge and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that no Landlord Default then exists hereunder and whether Landlord has any offsets or defenses against Tenant under this Lease, and whether or not to the best of Landlord’s knowledge Tenant is in Default hereunder (and if so, specifying the nature of the Default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any party with an existing or potential economic interest in Tenant’s business.

26. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth in the Basic Lease Provisions. Any such notice shall be deemed given on the earlier of two (2) business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof unless receipt occurs on a weekend or holiday, in which case notice will be deemed given on the next-succeeding business day. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Article 26.

27. Default. The occurrence of any of the following events shall constitute a default on the part of Tenant (“Default”) without notice from Landlord unless otherwise provided:

(a) Payment. Failure to pay any installment of Base Rent, Additional Rent or other monies due and payable hereunder upon the date when said payment is due, where such failure continues for a period of five (5) business days after receipt by Tenant of written notice from Landlord of such failure to pay when due (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor statute) (a “Monetary Default”);

(b) Performance. Failure to perform any of Tenant’s covenants, agreements or obligations hereunder (except default in the payment of Rent), where such default continues for thirty (30) days after written notice thereof from Landlord (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor statute); provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall promptly commence such cure within such thirty (30) day period and thereafter continuously and diligently prosecute such cure to completion within a reasonable period after such notice;

(c) Estoppel Certificate; Subordination Agreement. Tenant’s failure to timely deliver a duly executed estoppel certificate (or good faith comments thereto) within the time period described in the final sentence of Section 25(a) above or to deliver a duly executed and acknowledged subordination agreement (or good faith comments thereto) within the time period described in the penultimate sentence of Section 34(a) below;

(d) Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and not removed within ninety (90) days of filing;

(f) Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or of the Premises or any interest of Tenant therein;

(g) Dissolution. Any court shall enter a decree or order directing the winding up or liquidation of Tenant or of substantially all of its assets which is not vacated within ninety (90) days after entry of an order; or Tenant shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and

(h) Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises or any interest of Tenant under this Lease which is not vacated within ninety (90) days after entry of an order.

28. Landlord’s Remedies. Upon the occurrence of any Default, whether enumerated in Article 27 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of this Lease:

(a) Termination. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “worth at the time of award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to the Interest Rate. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b) Continue Lease. Employ the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided that notwithstanding Landlord’s exercise of the remedy described in California Civil Code Section 1951.4 in respect of a Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 28(a).

(c) Acceptance Not Waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

(d) Waiver of Redemption. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

(e) Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon a Default shall not be deemed or construed to constitute a waiver of such Default.

(f) Landlord’s Right to Perform. If Tenant is in Default of any of its non-monetary obligations under this Lease and is not pursuing correction of such Default with commercially reasonable diligence, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the reasonable cost of such performance together with a commercially reasonable administrative charge.

(g) Unenforceability. This Article 28 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion of this Article 28 shall not thereby render unenforceable any other portion.

29. Landlord’s Default Landlord shall be considered to be in default in the performance of any obligation to be performed by Landlord under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after the date of delivery of written notice of such failure (in order to establish an Impairment Default (defined below), Tenant’s notice of default must contain a statement, in bold face letters, substantially as follows: “Notice of an event which, pursuant to Article 29, if uncured would constitute a Landlord Default which materially impairs Tenant’s ability to use the Premises”); provided, however, that if such failure cannot reasonably be cured within said thirty (30) day period (other than Landlord’s payment of any monetary obligation to Tenant), Landlord shall be in default thereunder only if Landlord fails to commence the cure of said failure as soon as reasonably practicable under the circumstances, or fails diligently to pursue the same to completion (but in no event later than sixty (60) days after the date of delivery of Tenant’s notice of such failure); and (ii) each Holder of whose identity Tenant has been notified in writing shall have failed to cure such default within thirty (30) days (or such longer period of time as may be specified in any written agreement between Tenant and such Holder regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above (a “Landlord Default”). In the event of a Landlord Default, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such Landlord Default and Tenant may pursue any and all remedies available to it at law or in equity; provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a Landlord Default and failure to cure by Landlord and its Holder under this Lease and, further, in no event shall Tenant be entitled to terminate this Lease (except as expressly set forth below with respect to an Impairment Default) or receive more than its actual direct damages arising from such Landlord Default, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages or any damages attributable to loss of or interruption to Tenant’s business operations. Notwithstanding the foregoing provisions of the immediately preceding sentence to the contrary, in the event of a Landlord Default which (x) materially impairs Tenant’s ability to use the Premises for the purposes contemplated hereunder and (y) continues for thirty (30) days (an “Impairment Default”), Tenant shall have the right, to be exercised by written notice delivered within ten (10) business days following the expiration of such thirty (30) day period, to terminate this Lease as of a date specified in such notice, which date shall be no later than thirty (30) days following the date of delivery of such notice. If Landlord fails to cure such Impairment Default on or before the termination date specified in Tenant’s termination notice, this Lease shall terminate as of the date specified in Tenant’s notice, provided, however, that no such termination shall relieve Tenant of any obligation to restore or repair the Premises set forth herein.

30. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord. The Premises will be delivered in broom clean condition and otherwise in the same condition as on the Commencement Date, damage due to casualty and ordinary wear and tear associated with the responsible use of first-class office space only excepted, and Tenant shall remove all of its personal property therefrom and all Cable installed by or for the benefit of Tenant and shall, to the extent required in accordance with the provisions of this Lease and if directed to do so by Landlord, remove any Tenant Improvements or Alterations and restore the Premises to its original condition prior to the construction of such Tenant Improvements or Alterations which have been made therein by or on behalf of Tenant, including any improvements made by Tenant pursuant to the Work Agreement. If Tenant previously performed Specialty Improvements requiring Landlord’s consent pursuant to Section 18(a) above but for which Tenant failed to procure Landlord’s consent (“Non-Approved Alterations”), Landlord may, on or before the Expiration Date, require that Tenant remove all or any of such Non-Approved Alterations if Landlord in good faith determines that any of such items constitutes a Specialty Alteration. Landlord and Tenant will jointly tour the Premises prior to the Expiration Date in order to create a schedule of Non-Approved Alterations. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term. If the last day of the Term or any renewal falls on a

Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

31. Removal of Fixtures. Tenant may, prior to the expiration of the Term, or any extension thereof, remove any fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal.

32. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that, unless Landlord and Tenant otherwise agree in writing, the monthly Base Rent shall be at the higher of [**]* of the monthly Base Rent payable hereunder upon such expiration of the Term, or [**]* of the then current fair market rental value of the Premises, as reasonably determined by Landlord, which monthly Base Rent shall increase from [**]* to [**]* of such monthly Base Rent (or from [**]* to [**]* of the current fair market rental value, as the case may be) if such holding over continues more than ninety (90) days. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay Base Rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Article 32 shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term or to prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

33. Attorneys’ Fees. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding.

34. Mortgagee’s Rights.

(a) Subject to Section 34(e), this Lease shall be subject and subordinate (i) to any mortgage or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes this Lease which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

containing reasonable terms which Landlord or Holder may reasonably deem necessary to evidence the subordination of this Lease to the Security Documents, so long as any such document includes non-disturbance provisions reasonably acceptable to Tenant. In connection therewith, Tenant will either execute or make good faith comments to any proposed Security Documents within ten (10) business days following delivery of same to Tenant; if Tenant fails to do so within the ten (10) business day period, then subsequently fails to do within five (5) business days following delivery of a second (2nd) notice to Tenant, and further fails to do so within five (5) business days following delivery of a third (3rd) notice, at Landlord’s option, such failure shall be a Default hereunder, without the necessity of additional notice or the passage of additional grace periods. If Tenant does not execute such Security Documents, Tenant agrees to use diligent good faith efforts to reach agreement with any existing or prospective Holder upon the terms of any proposed Security Documents (consistent with the requirements of this Article 34), it being expressly acknowledged by Tenant that Tenant’s failure to reach agreement on such terms with an existing or prospective Holder could impair or prohibit the sale or financing of the Property and materially harm Landlord.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under this Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any reasonable instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under this Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in this Lease, for the recovery of Rent or for any other Default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without the consent of any Holder who was known by Tenant to be a Holder at the time such amendment or modification was entered into by Landlord and Tenant.

(d) Notwithstanding anything to the contrary set forth in this Article 34, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that this Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

(e) Landlord represents to Tenant that as of the date of this Lease, no mortgage or deed of trust encumbers the Building. As a condition precedent to the future subordination of this Lease to a future mortgage and as a condition precedent to Tenant’s obligations under this Article 34, Landlord shall be required to provide Tenant with a subordination, non-disturbance and attornment agreement (“SNDA”), on commercially reasonable terms, in favor of Tenant from any Holder. Such SNDA shall provide that, so long as Tenant is not in Default, its right to possession and the other terms of the Lease shall remain in full force and effect. Such SNDA may include other commercially reasonable provisions in favor of the Holder or Tenant, including, if applicable, provisions to assure Tenant that the Allowance (as defined in the Work Agreement) will be disbursed in accordance with the Work Agreement.

35. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord will use reasonable efforts not to unreasonably interrupt Tenant’s business operations and that not less than one (1) business day’s prior notice (which notice may be telephonic) is given when reasonably possible (however, if in the opinion of Landlord any emergency exists, such entry may be at any time and without notice): (a) to make repairs, perform maintenance and provide other services (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building (provided that any entry for purposes described in this clause (d) shall require not less than three (3) business days’ prior notice to Tenant, and shall be carried out at times other than ordinary business hours); (e) to show the Premises to prospective purchasers, lenders or tenants and (f) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall use diligent efforts to minimize any disruption of or interference with Tenant’s business operations. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. So long as Landlord uses diligent efforts to minimize any disruption of or interference with Tenant’s business operations the Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant or otherwise because of the prosecution of any such work. Except as provided in clause (d) above, unless any work would interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours; any work which would interfere with Tenant’s use of the Premises is performed during business hours shall be done during times other than ordinary business hours.

36. Relocation. If at any time the Premises consists of one (1) full floor or less, Landlord shall have the unrestricted right to relocate Tenant from the Premises to any other office space of reasonably comparable size and views in the Building. Landlord shall provide Tenant at least ninety (90) days’ prior written notice of any such relocation and Landlord shall reimburse Tenant for all reasonable expenses incurred by Tenant in connection with such relocation including moving expenses, telecommunications and data cabling and hookup and the cost of a reasonable supply of replacement stationery. From and after the date of the relocation, the Base Rent and Tenant’s Share shall be adjusted based on the rentable square footage and views of the relocation space. Landlord shall, at its sole expense, renovate or construct improvements in the relocation space that are substantially similar to those in the Premises. Following any such relocation, Landlord and Tenant shall enter into an amendment to this Lease to reflect that the Premises consists of such relocation space. All other terms and conditions of the Lease shall remain unchanged following such relocation.

37. Assignment and Subletting.

(a) Generally. Except as otherwise provided herein (including, without limitation, Section 37(h) below), Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise, but excluding transfers of stock over a recognized securities exchange) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not nullify or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder (but in the case of a sublease, only to the extent allocable to the subleased space and excluding obligations for Base Rent and Additional Rent payable pursuant to Article 5 hereof), without relieving Tenant’s liability hereunder and, in the event of any Default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent payable under the sublease directly from the subtenant.

(b) Transfer Notice. If Tenant desires to assign or sublease (“Transfer”), Tenant shall provide written notice to Landlord describing the proposed transaction in detail (“Transfer Notice”) and shall provide all documentation reasonably necessary to permit Landlord to evaluate the proposed transaction, including without limitation the following:

(i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days after the date of delivery of the Transfer Notice;

(ii) a description of the portion of the Premises to be transferred (the “Subject Space”);

(iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 37(e) below, in connection with such Transfer, the name and address of the proposed subtenant or assignee (a “Transferee”), and a copy of documents evidencing such Transfer or the agreements incidental or related to such Transfer; and,

(iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent or not in compliance with this Article 37 shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an incurable Default by Tenant under this Lease.

(c) Landlord’s Options. Upon any request by Tenant for Landlord’s consent to a Transfer, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the Subject Space (in the event of (x) any subleasing request pursuant to which the Subject Space, in the aggregate with space previously subleased by Tenant, exceeds forty percent (40%) of the then-applicable rentable area of the Premises, or (y) any Sublease which expires within the last twelve (12) months of the then-applicable Term). Landlord shall notify Tenant within twenty (20) days after Landlord’s receipt of the subject Transfer Notice and all other documentation and information required to be provided pursuant to Section 37(b) above, whether Landlord elects to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested Transfer; in such event, Landlord’s consent to a Transfer will not be unreasonably withheld or conditioned. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

(i) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

(ii) The Transferee intends to use the Subject Space for purposes which are not permitted hereunder;

(iii) The Transferee is either a governmental agency or instrumentality thereof;

(iv) The Transfer will result in more than five (5) occupants per 1,000 square feet of rentable area;

(v) The Transferee, in the case of a proposed assignment of Tenant’s interest in this Lease, is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

(vi) The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel or seek monetary or injunctive relieve under its lease;

(vii) Except in the case of an assignment of Tenant’s interest in this Lease to an Affiliate or Permitted Transferee (as said terms are defined in, and subject to and in accordance with the terms of, Section 37(h) below), the terms of the proposed Transfer will allow the Transferee to exercise any right of renewal, right of expansion, right of first offer, or any other similar right held by Tenant;

(viii) The proposed Transferee is actively negotiating (described herein) with Landlord to lease space in the Building. As used herein, “actively negotiating” shall mean that Landlord and such proposed Transferee are, at a minimum, engaged in the active exchange of term sheets regarding a proposed lease transaction and Landlord has space available in the Building for a term that meets the proposed Transferee’s requirements. However, if any proposed Transferee which is not then a tenant of the Building delivers written notice to Landlord terminating its active negotiations with Landlord, from and after the date Landlord receives notice of the termination of such active negotiations, Landlord shall not have the right to withhold consent to a proposed sublease to such transferee on the grounds set forth in this clause (viii).

(d) Landlord’s Consent. If Landlord consents to any Transfer pursuant to the terms of this Article 37, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the subject space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 37, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 37. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in preparing the documents for any requested Transfer, including but not limited to Landlord’s attorneys’ fees.

(e) Transfer Premium. If Landlord consents to any Transfer request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term, such expenses being limited to (i) any Alterations to the subject space made in connection with the Transfer, or contributions to the cost thereof and (ii) any commercially reasonable brokerage commissions, reasonable attorneys’ fees and reasonable advertising and marketing costs reasonably incurred by Tenant in connection with the Transfer) (“Transfer Premium”), Tenant shall pay fifty percent (50%) of such Transfer Premium to Landlord as and when the monthly payments are received by Tenant. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the Transferee to Tenant in connection with such Transfer, and any payment in materially excess of fair market value for services rendered by Tenant to Transferee or for assets, fixture, inventory, equipment or furniture transferred by Tenant to Transferee in connection with such Transfer.

(f) No Releases. No Transfer shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder (if, however, Landlord expressly agreed to allow a Transferee other than a Permitted Transferee to exercise any Renewal Option or otherwise extend or renew the Term without the prior written agreement of Tenant, Tenant shall be deemed released of any liability hereunder arising during such extended or renewed Term) . Each subtenant or assignee shall agree in a commercially reasonable form to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease (but, with respect to a subtenant of less than all of the Premises, only to the extent of the Subject Space and, with respect to any subtenant, excluding Base Rent and Additional Rent payable pursuant to Article 5 hereof), and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such Transfer and an agreement of compliance by each such subtenant or assignee.

(g) Conditions. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or any Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or a financial officer of Tenant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to review the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s reasonable costs of such review, together with interest at the Interest Rate from the date the same was payable to the date paid.

(h) Affiliates; Permitted Transferees. Notwithstanding anything to the contrary contained in this Article 37, Tenant may permit the use of the Premises by persons employed by an Affiliate (defined below), and Tenant may assign its interest in this Lease or sublet all or a portion of the Premises without the need for Landlord’s prior consent if such assignment or sublease is to any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) provided that: (i) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease; (ii) Tenant remains fully liable under this Lease; and (iii) the use of the Premises set forth herein remains unchanged. Additionally, Tenant may assign its interest in this Lease or sublet all or a portion of the Premises without the need for Landlord’s prior consent if such assignment or subleasing is to an entity with whom Tenant merges or which purchases substantially all of the assets, stock or other ownership interests of Tenant (each, a “Permitted Transferee”) provided that (i) at least ten (10) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other Transfers; (ii) the Permitted Transferee assumes, in full, the obligations of Tenant under this Lease (or, in the case of a sublease, the obligations allocable to the sublet space);

(iii) the net worth of the assignee as of the time of the proposed Transfer is equal to or greater than the net worth of Tenant immediately preceding such Transfer. As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to control. Landlord shall not have any recapture rights (as described in Section 37(c) above) with respect to a Transfer permitted without Landlord’s consent in accordance with this Section 37(h). In order to allow Landlord to confirm that any proposed transfer is in compliance with the provisions of this Section 37(h), Tenant agrees that a condition precedent to the effectiveness of any such Transfer will be that Tenant delivers at least fifteen (15) days’ advance written notice of the Transfer together with all information reasonably necessary to allow Landlord to confirm that the provisions of this Section 37(h) are satisfied; Tenant agrees to reasonably cooperate in responding to any inquiries of Landlord with respect to any such information which are made in order to allow Landlord to confirm compliance with this Section 37(h).

(i) Statutory Waiver. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereafter in effect, to the extent such Laws provide any right at law or equity to terminate this Lease by reason of Landlord’s refusal to consent to a Transfer.

(j) Prohibited Transaction. Notwithstanding anything to the contrary contained in this Article 38, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

38. Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate (provided that, if the Allowance contemplated by the Work Agreement has not been fully disbursed to Tenant, then Tenant shall have the right to reasonable assurances that the Allowance is certain to be disbursed in accordance with the Work Agreement), and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

39. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to the lesser of (a) the interest of Landlord in the Property, or (b) the equity interest Landlord would have in the Property if the Property were encumbered by third party debt in an amount equal to sixty percent (60%) of the value of the Property. Neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease.

40. Broker Disclosure. The Landlord’s Broker identified in the Basic Lease Provisions has acted as agent for Landlord in this transaction. The Tenant’s Broker identified in the Basic Lease Provisions has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend, protect and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim.

41. Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

42. Construction of this Agreement. No failure of either party to exercise any power given such party hereunder, or to insist upon strict compliance by the other party of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the party’s right to demand exact compliance with the terms hereof.

43. No Estate In Land. This contract shall create the relationship only of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

44. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

45. Cumulative Rights. All rights, powers and privileges conferred hereunder upon Landlord hereto shall be cumulative but not restrictive to those given by law.

46. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

47. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

48. Authority. If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant or Landlord, as the case may be, does hereby personally represent and warrant that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the state where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant or Landlord, as the case may be. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.

49. Elevator. In addition to the Landlord Work, Landlord, at Landlord’s cost and expense (and not as an Operating Expense pursuant to this Lease) shall perform such improvements as may be necessary in order to provide a direct elevator connection by standard passenger elevator between all full floors comprising the Premises, on or before the Commencement Date. If and to the extent that Tenant occupies additional full floors as a result of the exercise of either the Ninth Floor Expansion Option, the Nineteenth Floor Expansion Option or the ROFO, Landlord, at Landlord’s sole cost and expense (and not as an Operating Expense) will assure that such direct elevator connection also includes any such full floors.

50. Asbestos Notification. Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit F hereto, disclosing the existence of asbestos in the Building. As part of Tenant’s obligations under this Lease, Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners,” has those terms are defined in the Connelly Act and other applicable laws.

51. OFAC and Anti-Money Laundering Compliance Certifications. Tenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

52. Counterparts; Telecopied or Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

53. Options. Tenant will have the following Option rights:

(a) Expansion Options.

(i) Ninth Floor Expansion Option.

(1) Generally. Tenant shall have the option (the “Ninth Floor Expansion Option”) to lease the 21,851 square feet of rentable area comprised of the entire ninth (9th) floor of the Building and shown on Exhibit A-8 attached hereto (the “Ninth Floor Expansion Space”) which is anticipated to be available for occupancy by Tenant on or about June 1, 2013, if:

a. Landlord receives written notice (the “Ninth Floor Expansion Notice”) from Tenant of the exercise of the Ninth Floor Expansion Option on or before April 1, 2012; and

b. Tenant is not in Monetary Default or other material Default at the time Landlord receives the Ninth Floor Expansion Notice; and

c. Tenant (without reference to any subtenants other than those which are permitted without Landlord’s consent under Section 37(h)) is in occupancy of at least four (4) full floors in the Building pursuant to this Lease at the time Landlord receives the Ninth Floor Expansion Notice; and

d. Tenant’s interest in this Lease has not been assigned (other than pursuant to the provisions of Section 37(h)) prior to the time Landlord receives the Ninth Floor Expansion Notice.

(2) Base Rent and Concessions for Ninth Floor Expansion Space. The Base Rent rate per square foot for the Ninth Floor Expansion Space shall be the Fair Market Rate (defined in Section 54(d) below), and Tenant shall be entitled to Market Concessions (defined in Section 54(d) below), for the Ninth Floor Expansion Space determined as of the date that is one (1) year prior to the date the Ninth Floor Expansion Space is available for occupancy by Tenant, determined as set forth in Article 54 below. Tenant’s obligation to pay Base Rent for the Ninth Floor Expansion Space will commence one hundred twenty (120) days after Landlord delivers possession of the Ninth Floor Expansion Space to Tenant.

(3) Terms. The term for the Ninth Floor Expansion Space shall commence on the date Landlord delivers the Ninth Floor Expansion Space to Tenant, which is anticipated to occur on or about June 1, 2013 (the “Ninth Floor Delivery Target Date”), the date upon which Cushman & Wakefield of California, Inc. (“C&W”), the current occupant of the Ninth Floor Expansion Space, is scheduled to vacate the Ninth Floor Expansion Space. The Ninth Floor Expansion Space shall be subject to all the terms and conditions of this Lease, except as set forth herein and except that Base Rent and allowances, credits, abatements or other concessions (if any) applicable to the Ninth Floor Expansion Space shall be determined in accordance with this Article 53 and Article 54 and shall not be those set forth in this Lease for the initial Premises.

(4) Delivery and Condition of Ninth Floor Expansion Space. Landlord will use diligent efforts to make the Ninth Floor Expansion Space available for delivery to Tenant on the Ninth Floor Delivery Target Date. If Landlord does not deliver the Ninth Floor Expansion Space to Tenant on or prior to August 1, 2013 (the “Ninth Floor Outside Delivery Date”) for any reason other than delays caused by Tenant or Force Majeure Event (provided, that for the purposes of this Section 53(a)(i), a Force Majeure Event shall not include any holdover by the existing occupant(s) of the Ninth Floor Expansion Space), then Tenant shall be entitled to a per diem credit against Base Rent for the Ninth Floor Expansion Space in an amount equal to the Base Rent for the Ninth Floor Expansion Space from August 1, 2013 through the date of delivery (for example, if the Ninth Floor Expansion Space is delivered on August 10, 2013, then in addition to the delay in the commencement of rent, Tenant shall be entitled to a credit equal to the product of 9 multiplied by the per diem Base Rent for the Ninth Floor Expansion Space). In any event, Landlord agrees to use diligent efforts to cause any tenant of the Ninth Floor Expansion Space to timely vacate the Ninth Floor Expansion Space. The Ninth Floor Expansion Space shall be delivered by Landlord and accepted by Tenant in vacant, broom-clean condition, but otherwise in its then “as is, “as-built” condition and configuration existing on the earlier of the date Tenant takes possession of the Ninth Floor Expansion Space or as of the date the term for the Ninth Floor Expansion Space commences, provided that the Ninth Floor Expansion Space shall have been abated, at no cost to Tenant, in a manner which is substantially the same as the Asbestos Abatement Procedure described in Exhibit B-1 attached hereto which may require that certain portions of the finishes in the Ninth Floor Expansion Space be demolished in order to allow Landlord to perform such abatement and left in their post-demolition condition. Landlord will use reasonable efforts to cause the prior tenant of the Ninth Floor Expansion Space to comply with its obligations, if any, to remove improvements and repair any damage resulting from such removal.

(5) Ninth Floor Expansion Amendment. If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare an amendment (the “Ninth Floor Expansion Amendment”) to reflect the commencement date of the Term for the Ninth Floor Expansion Space and the changes in Base Rent, rentable area of the Premises, Tenant’s Share and other appropriate terms. A copy of the Ninth Floor Expansion Amendment shall be sent to Tenant within a reasonable time after the determination of the Base Rent payable for the Ninth Floor Expansion Space, and Tenant will execute (or make good faith comments to) the Ninth Floor Expansion Amendment and return to the same to Landlord within fifteen (15) days thereafter. Notwithstanding the foregoing, if Tenant has properly exercised the Ninth Floor Expansion Option, Tenant’s failure to timely execute and deliver the Ninth Floor Expansion Amendment will not alter Landlord’s and Tenant’s obligations with respect to the leasing of the Ninth Floor Expansion Space.

(ii) Nineteenth Floor Expansion Option.

(1) Generally. Tenant shall have the option (the “Nineteenth Floor Expansion Option”; the Ninth Floor Expansion Option and the Nineteenth Floor Expansion Options are, together, referred to herein as the “Expansion Options”, and generically on an individual basis as an “Expansion Option”) to lease the 21,851 square feet of rentable area comprised of the entire nineteenth (19th) floor of the Building and shown on Exhibit A-8 attached hereto (the “Nineteenth Floor Expansion Space”). The Nineteenth Floor Expansion Space is generally anticipated to be available for occupancy by Tenant between January 1, 2016 and December 31, 2017. Landlord will provide Tenant with notice (the “Nineteenth Floor Availability Notice”) of the scheduled date of availability of the Nineteenth Floor Expansion Space (the “Nineteenth Floor Delivery Target Date”), which shall be a date between January 1, 2016 and December 31, 2017, and which notice shall be given at least seventeen (17) months (i.e., 510 days) prior to the Nineteenth Floor Delivery Target Date. Following delivery of such notice, Tenant may exercise the Nineteenth Floor Expansion Option if:

a. Landlord receives written notice (the “Nineteenth Floor Expansion Notice”) from Tenant of the exercise of the Nineteenth Floor Expansion Option on or before the date that is fourteen (14) months (i.e., 420 days) prior to the date the Nineteenth Floor Expansion Space is scheduled to be available for occupancy by Tenant as specified in the Nineteenth Floor Availability Notice (the “Outside Nineteenth Floor Notice Date”); and

b. Tenant is not in Monetary Default or other material Default at the time Landlord receives the Nineteenth Floor Expansion Notice; and

c. Tenant (without reference to any subtenants other than those permitted without Landlord’s consent under Section 37(h)) is in occupancy of at least four (4) full floors in the Building pursuant to this Lease at the time Landlord receives the Nineteenth Floor Expansion Notice; and

d. Tenant’s interest in this Lease has not been assigned (other than pursuant to the provisions of Section 37(h)) prior to the time Landlord receives the Nineteenth Floor Expansion Notice.

(2) Base Rent for Nineteenth Floor Expansion Space. The Base Rent rate per square foot for the Nineteenth Floor Expansion Space shall be the Fair Market Rate (defined in Section 54(d) below), and Tenant shall be entitled to Market Concessions (defined in Section 54(d) below), for the Nineteenth Floor Expansion Space, determined as of the date that is one (1) year prior to the Nineteenth Floor Delivery Target Date, determined as set forth in Article 54 below. Tenant’s obligation to pay Base Rent for the Nineteenth Floor Expansion Space will commence one hundred twenty (120) days after Landlord delivers possession of the Nineteenth Floor Expansion Space to Tenant.

(3) Terms. The term for the Nineteenth Floor Expansion Space shall commence on the date Landlord delivers the Nineteenth Floor Expansion Space to Tenant. The Nineteenth Floor Expansion Space shall be subject to all the terms and conditions of this Lease, except as set forth herein and except that the Base Rent and allowances, credits, abatements or other concessions (if any) applicable to the Nineteenth Floor Expansion Space shall be determined in accordance with this Article 53 and Article 54 and shall not be those set forth in this Lease for the initial Premises. If Tenant does not provide Landlord with a Nineteenth Floor Expansion Notice on or before the Outside Nineteenth Floor Notice Date or if Tenant is not entitled to exercise the Nineteenth Floor Expansion Option due to a violation of one of the conditions set forth in clauses (a) through (d) of Section 53(a)(ii)(1) above, the Nineteenth Floor Expansion Option shall be deemed to be null and void and Tenant shall have no further rights to lease the Nineteenth Floor Expansion Space pursuant to this Section 53(a)(ii).

(4) Delivery and Condition of Nineteenth Floor Expansion Space. Landlord will use diligent efforts to make the Nineteenth Floor Expansion Space available for delivery to Tenant on the Nineteenth Floor Delivery Target Date. In the event Landlord does not deliver the Nineteenth Floor Expansion Space to Tenant on or prior to the date sixty (60) (or, in the case of a delay in delivery attributable to a tenant holdover, ninety (90)) days after the Nineteenth Floor Delivery Target Date (the “Nineteenth Floor Outside Delivery Date”) for any reason other than delays caused by Tenant or a Force Majeure Event (provided, that for the purposes of this Section 53(b), a Force Majeure Event shall not include any holdover by the existing occupant(s) of the Nineteenth Floor Expansion Space, except as set forth below with respect to Bankruptcy Delay), then Tenant shall be entitled to a per diem credit against Base Rent for the Nineteenth Floor Expansion Space in an amount equal to the Base Rent for the Nineteenth Floor Expansion Space from the Nineteenth Floor Outside Delivery Date through the date of delivery of the Nineteenth Floor Expansion Space (for example, if the Nineteenth Floor Delivery Target Date is June 1, 2016 and the Nineteenth Floor Expansion Space is delivered on August 10, 2016, in the case of a delay not caused by a tenant holdover, then in addition to the delay in the commencement of rent, Tenant shall be entitled to a credit equal to the product of 9 multiplied by the per diem Base Rent for the Nineteenth Floor Expansion Space). However, if and to the extent any delay in Landlord’s delivery of the Nineteenth Floor Expansion Space is attributable to an existing holdover tenant having petitioned for bankruptcy protection and Landlord, despite diligent efforts, failing to obtain relief from the automatic stay so as to evict such tenant (a “Bankruptcy Delay”), then the ninety (90) day period described above shall be extended to the extent such delivery delay is caused by such Bankruptcy Delay. In any event, Landlord agrees to use diligent efforts to cause any tenant of the Ninth Floor Expansion Space to timely vacate the Ninth Floor Expansion Space. The Nineteenth Floor Expansion Space shall be delivered by Landlord and accepted by Tenant in vacant, broom-clean condition, but otherwise in its then “as is, “as-built” condition and configuration existing on the earlier of the date Tenant takes possession of the Nineteenth Floor Expansion Space or as of the date the term for the Nineteenth Floor Expansion Space commences, provided that the Nineteenth Floor Expansion Space shall have been abated, at no cost to Tenant, a manner which is substantially the same as the Asbestos Abatement Procedure described in Exhibit B-1 attached hereto. Landlord will use reasonable efforts to cause the prior tenant of the Nineteenth Floor Expansion Space to comply with its obligations, if any, to remove improvements and repair any damage resulting from such removal.

(5) Nineteenth Floor Expansion Amendment. If Tenant is entitled to and properly exercises the Nineteenth Floor Expansion Option, Landlord shall prepare an amendment (the “Nineteenth Floor Expansion Amendment”) to reflect the commencement date of the Term for the Nineteenth Floor Expansion Space and the changes in Base Rent, rentable area of the Premises, Tenant’s Share and other appropriate terms. A copy of the Nineteenth Floor Expansion Amendment shall be sent to Tenant within a reasonable time after the determination of the Base Rent payable for the Nineteenth Floor Expansion Space, and Tenant will execute (or make good faith comments to) the Nineteenth Floor Expansion Amendment and return to the same to Landlord within fifteen (15) days thereafter. Notwithstanding the foregoing, if Tenant has properly exercised the Nineteenth Floor Expansion Option, Tenant’s failure to timely execute and deliver the Nineteenth Floor Expansion Amendment will not alter Landlord’s and Tenant’s obligations with respect to the leasing of the Nineteenth Floor Expansion Space.

(b) Right of First Offer.

(i) Generally. During the initial Term, Tenant shall have a continuing right of first offer (the “Right of First Offer”) with respect to any and all Available (defined below) space located on the fifth (5th), eighth (8th), tenth (10th), twenty-first (21st), twenty-second (22nd) and twenty-third (23rd) floors of the Building (all or any portion of which is referred to herein as “ROFO Space”) for a term that is coterminous with the remainder of the Term.

(ii) ROFO Interest Notice. At any time, but no more often than twice in any calendar year, Tenant may provide Landlord written notice of its interest in leasing ROFO Space within the ensuing one (1) year period and requesting a schedule of the ROFO Space which is anticipated to become Available during such period (the “ROFO Interest Notice”). Within fifteen (15) business days after Tenant’s delivery of a ROFO Interest Notice, Landlord shall notify Tenant if any portion of the ROFO Space is Available or is expected to become Available during the ensuing one (1) year period. If any portion of the ROFO Space is expected to become Available during the applicable one (1) year period, Landlord shall promptly notify Tenant of such fact (“Landlord’s Availability Notice”). Landlord’s Availability Notice will set forth the location and configuration of any such ROFO Space, the date upon which such ROFO Space is anticipated to become Available (“ROFO Target Date”) and the terms upon which Landlord proposes to lease such ROFO Space to Tenant (i.e., Landlord’s good faith estimate of the Fair Market Rate and Market Concessions for such ROFO Space) for a term which is coterminous with the Term. If Tenant desires to lease any ROFO Space which Landlord has included as Available in Landlord’s Availability Notice, and provided the conditions described in Section 53(b)(iv) below are satisfied, Tenant shall have fifteen (15) business days following delivery of Landlord’s Availability Notice in which to provide Landlord with a notice exercising the Right of First Offer with respect to all (but not a portion) of one or more specific ROFO Spaces described in Landlord’s Availability Notice (a “ROFO Exercise Notice”).

(iii) ROFO Space shall be deemed Available if (i) the existing tenant in such space is expected to actually vacate the space, (ii) Landlord is not contemplating negotiating a renewal of the existing tenant’s lease for such space and, (iii) as of the date of Landlord’s Availability Notice, there is not a mutually executed letter of intent in existence pursuant to which Landlord has agreed to lease all or any substantial portion of such space to a third party.

(iv) Conditions. Notwithstanding any other provision of this Section 53(b) to the contrary, the Right of First Offer shall be available to Tenant if and only if each of the following conditions are satisfied:

(1) Tenant is not in Monetary Default or other material Default on the date that any Landlord’s Availability Notice is delivered;

(2) Tenant (without reference to any subtenants other than those which are permitted without Landlord’s consent under Section 37(h)) is in occupancy of at least four (4) full floors of the Building pursuant to this Lease (the “ROFO Occupancy Threshold”) at the time of Tenant’s exercise of the Right of First Offer; provided, however, if and to the extent Tenant has exercised either the Ninth Floor Expansion Option or the Nineteenth Floor Expansion Option prior to the date Tenant delivers a ROFO Exercise Notice, then the ROFO Occupancy Threshold will be increased by the number of floors which have been added to the Premises as a result of Tenant’s exercise of such Expansion Option(s) (for example, if Tenant has previously exercised the Ninth Floor Expansion Option, but not the Nineteenth Floor Expansion Option, then the ROFO Occupancy Threshold will be five (5) full floors in the Building);

(3) Tenant has not assigned its interest in this Lease (other than pursuant to the provisions of Section 37(h)) at the time of Tenant’s exercise of the Right of First Offer.

(4) If, as of the date Landlord delivers a Landlord’s Availability Notice to Tenant, there are less than two (2) years remaining in the initial Term, either (A) Tenant has previously irrevocably exercised the Renewal Option (defined in Section 53(c) below) or (B) Tenant irrevocably exercises the Renewal Option concurrently with Tenant’s delivery of its ROFO Exercise Notice (for the purposes of this clause (4), an “irrevocable” exercise of the Renewal Option will be an exercise of the Renewal Option pursuant to which the right of Tenant to rescind its exercise of the Renewal Option set forth in clause (ii) of Section 54 (b) below is waived by Tenant).

(v) Delivery and Condition of ROFO Space. If Tenant exercises the Right of First Offer, Landlord will use its diligent efforts to make the applicable ROFO Space available for delivery to Tenant on the applicable ROFO Target Date. In the event Landlord does not deliver the applicable ROFO Space to Tenant on or prior to the date sixty (60) (or, in the case of a delay in delivery attributable to a tenant holdover, ninety (90)) days after the applicable ROFO Target Date (the “Outside ROFO Delivery Date”) for any reason other than delays caused by Tenant or a Force Majeure Event (provided, that for the purposes of this Section 53(b), a Force Majeure Event shall not include any holdover of the existing occupant(s) of the applicable ROFO Space, except as set forth below with respect to Bankruptcy Delay), then Tenant shall be entitled to a per diem credit against Base Rent for the applicable ROFO Space in an amount equal to the Base Rent for the ROFO Space from the Outside ROFO Delivery Date through the date of delivery of such ROFO Space. However, if and to the extent any delay in Landlord’s delivery of any ROFO Space is attributable to a Bankruptcy Delay, then the ninety (90) day period described above shall be extended to the extent such delivery delay is caused by such Bankruptcy Delay.

In any event, Landlord agrees to use diligent efforts to cause any tenant of the ROFO Space to timely vacate such ROFO Space. If Tenant exercises the Right of First Offer, Landlord shall deliver the applicable ROFO Space to Tenant in vacant, broom-clean condition (the date of Landlord’s delivery of any ROFO Space to Tenant being referred to as the “ROFO Delivery Date”), but otherwise in its then “as built” condition and configuration provided that the ROFO Space shall have previously been abated, at no cost to Tenant, in a manner which is substantially the same as the Asbestos Abatement Procedure described in Exhibit B-1 attached hereto which may require, in the case of ROFO Space located on the fifth (5th), eighth (8th), tenth (10th) or twenty-third (23rd) floors of the Building, that certain portions of the existing finishes located on such floors be demolished in order to allow Landlord to perform such abatement and left in their post-demolition condition. Landlord will use reasonable efforts to cause the prior tenant(s) of any ROFO Space to comply with its obligations, if any, to remove improvements and repair any damage resulting from such removal.

(vi) Term; Rent Commencement. The term for any ROFO Space shall commence on the applicable ROFO Delivery Date. Any such ROFO Space shall be subject to all the terms and conditions of this Lease, except as set forth herein and except that the Base Rent and allowances, credits, abatements or other concessions (if any) applicable to the ROFO Space shall be determined in accordance with this Article 53 and Article 54 and shall not be those set forth in this Lease for the initial Premises. The Base Rent rate per square foot for the ROFO Space shall be the Fair Market Rate (defined in Section 54(d) below) and Tenant shall be entitled to Market Concessions (defined in Section 54(d) below), for Space, determined as set forth in Article 54 below. Tenant’s obligation to pay Base Rent for ROFO Space will commence one hundred twenty (120) days after the applicable ROFO Delivery Date.

(vii) ROFO Amendment. If Tenant is entitled to and properly exercises the Right of First Offer, then upon the determination of the Base Rent for the ROFO Space, Landlord shall prepare and deliver to Tenant, within a reasonable period after the determination of the Base Rent and other economic terms for the ROFO Space, an amendment (the “ROFO Amendment”) to reflect the commencement date of the term for the applicable ROFO Space and the Base Rent, other economic terms, rentable area of the Premises, applicable Tenant’s Share and other appropriate terms. Tenant shall execute (or make good faith comments to) and return the ROFO Amendment to Landlord within fifteen (15) business days after Tenant’s receipt of same, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the ROFO Amendment is executed and delivered.

(viii) Tenant’s Failure to Exercise ROFO. Notwithstanding the foregoing, if following delivery of Landlord’s Availability Notice with respect to any ROFO Space, Tenant does not timely exercise the Right of First Offer with respect to any space described in Landlord’s Availability Notice, then, Landlord shall be free to negotiate and enter into leases for such ROFO Space with any other parties of its choosing, upon such terms and conditions as it chooses, with no obligation to Tenant unless Tenant again delivers a ROFO Interest Notice to Landlord.

(c) Renewal Options.

(i) Grant of Option(s); Conditions. Landlord hereby grants to Tenant the option to extend the Term with respect to all or a portion (subject to the provisions of Section 53(c)(iii) below) of the Premises (the “Renewal Option”); for two (2) additional periods of five (5) years each (each, a “Renewal Term”; the portion of the Premises with respect to which Tenant desires to exercise a Renewal Option is referred to herein as the “Renewal Premises”) on the same terms and conditions set forth in this Lease, except that (x) the Base Rent during the Renewal Terms shall be as set forth below, and (y) Tenant shall accept the Premises in their “AS IS” condition as of the commencement of any Renewal Term, subject to all of the following conditions:

(1) Landlord receives irrevocable notice of exercise (“Renewal Notice”) no earlier than the date that is two (2) years prior to the Expiration Date (or the date of expiration of the first Renewal Term, as applicable), and no later than the date that is nineteen (19) months prior to the Expiration Date (or the date of expiration of the first Renewal Term, as applicable); and

(2) Tenant is not in Monetary Default or other material Default at the time that Tenant delivers its Renewal Notice; and

(3) Tenant’s interest in this Lease has not been assigned (other than pursuant to Section 37(h)) prior to the date that Tenant delivers its Renewal Notice.

(ii) Base Rent Payable During Renewal Term. The Base Rent rate for the Renewal Premises during the Renewal Term shall equal the Fair Market Rate (hereinafter defined) per rentable square foot for the Premises determined as described below.

(iii) Renewal Premises. If Tenant desires to exercise a Renewal Option with respect to less than all of the Premises, Tenant must specify the Renewal Premises in Tenant’s Renewal Notice. Any Renewal Premises (A) must be at least three (3) full floors, on each of which Tenant must occupy some portion of the rentable area (i.e., Tenant’s subtenant(s) may occupy a portion of any such floors, but not all of any such floors), and (B) must include the Twenty-Fourth Floor Space and the Twenty-Fifth Floor Space and (C) the additional floor(s) must be contiguous to the extent the Premises includes contiguous floors (and, if part of a group of more than two (2) contiguous floors, such contiguous floors to be included within the Renewal Premises must start at the bottom or the top of such stack of contiguous floors) and (D) any portion of the Premises with respect to which Tenant does not desire to exercise the Renewal Option must be a full floor unless, if a portion of a floor, such portion has been previously demised.

(iv) Renewal Amendment. If Tenant is entitled to and properly exercises a Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”), within a reasonable time after determination of the Base Rent and other terms applicable to the Renewal Term, to reflect changes in the Base Rent, other economic terms, Base Year, term, termination date and other appropriate terms. Tenant shall execute (or make good faith comments to) and return the Renewal Amendment to Landlord within fifteen (15) Business Days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective regardless of whether the Renewal Amendment is actually executed.

54. Determination and Definition of Fair Market Rate and Market Concessions. With respect to Tenant’s exercise of any Renewal Option, Expansion Option, or the Right of First Offer, the applicable Fair Market Rate and Market Concessions will be determined as follows:

(a) Landlord’s Fair Market Rent Notice. Landlord shall initially advise Tenant of Landlord’s good faith determination of the Fair Market Rate and Market Concessions for the applicable space (“Landlord’s FMR”); with respect to any exercise of a Renewal Option, Landlord’s FMR Notice will be delivered within thirty (30) days following Landlord’s receipt of Tenant’s Renewal Notice. With respect to any exercise of an Expansion Option, Landlord’s FMR Notice will be delivered within thirty (30) days following Tenant’s delivery of the Ninth Floor Expansion Notice or the Nineteenth Floor Expansion Notice, as applicable. With respect to any Right of First Offer, Landlord’s FMR Notice will be included within the applicable Landlord’s Availability Notice.

(b) Negotiation Period. For the forty-five (45) day period following delivery of Landlord’s FMR (or, in the case of the Right of First Offer, Tenant’s delivery of a ROFO Exercise Notice) (the “Negotiation Period”), Landlord and Tenant shall work together in good faith in an effort to agree upon the Fair Market Rate and Market Concessions for the space in question. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Fair Market Rate and Market Concessions prior to the expiration of the Negotiation Period, (i) in the case of the exercise of an Expansion Option or the Right of First Offer, the Fair Market Rate and Market Concessions will be determined in accordance with the arbitration procedures described below and (ii) in the case of Tenant’s exercise of a Renewal Option, Tenant may elect, by written notice delivered on or before the expiration of the Negotiation Period, to rescind its exercise of the Renewal Option, failing which the Fair Market Rate and Market Concessions will be determined in accordance with the arbitration procedures set forth below.

(c) Arbitration Procedure.

(i) Within ten (10) business days after the date of expiration of the Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Fair Market Rate and Market Concessions for the applicable space (collectively referred to as the “Estimates”). If the net effective rent reflected in the higher of such Estimates is not more than 105% of the net effective rent reflected in the lower of such Estimates, then Fair Market Rate and Market Concessions shall be the average of the two Estimates. If the Fair Market Rate and Market Concessions are not resolved by the exchange of Estimates, then, within fourteen (14) days after the exchange of Estimates, Landlord and Tenant shall each select a real estate broker to determine which of the two Estimates most closely reflects the Fair Market Rate and Market Concessions. Each such real estate broker so selected shall have had at least the immediately preceding ten (10) years’ experience as a real estate broker leasing first-class office space in the San Francisco financial district, with working knowledge of current rental rates and practices.

(ii) Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Fair Market Rate and Market Concessions for the applicable space. The Estimate chosen by the agreement of the brokers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint a broker within the fourteen (14) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the applicable Fair Market Rate and Market Concessions within twenty (20) days after their appointment, then, within fourteen (14) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (the “Arbitrator”) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the Arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Fair Market Rate and Market Concessions and such Estimate shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the Arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(d) Definition of Fair Market Rate and Market Concessions. For purposes hereof, “Fair Market Rate” shall mean the fair market rental rate for lease transactions for comparable space in Comparable Buildings. In determining the Fair Market Rent, all relevant factors will be taken into consideration, including without limitation, the applicable lease term, base year, lease rates, escalations, the then-existing condition of the space in question (i.e., existing improvements within the space used in comparison and within the subject space), improvement allowance, free rent and other concessions then offered in the relevant market. For purposes hereof, “Market Concessions” shall mean the tenant improvement allowance, rent abatement and other economic terms (other than base rent) for lease transactions for comparable space in Comparable Buildings. In determining the Market Concessions, all relevant factors will be taken into consideration, including without limitation, the applicable lease term, base year, lease rates, escalations, and the then-existing condition of the space in question (i.e., existing improvements within the space used in comparison and within the subject space).

55. Consensual General Judicial Reference Agreement. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt, expeditious and cost-effective manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding, claim or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, shall be subject to the general judicial reference procedure set forth in California Code of Civil Procedure sections 638 and 640 - 645.1 (including any amendments thereto and any successor statutes, as applicable (the “Referee Sections”). The Judicial Reference shall be commenced and conducted according to the following terms:

(i) The venue of the proceedings shall be in San Francisco, California.

(ii) All fees and costs incurred by the referee shall be paid by both parties equally.

(iii) Within five (5) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 55, the parties shall submit to each other, by hand delivery or facsimile transmission, three names of prospective referees for review and consideration. Within ten (10) days after receipt of the proposed names, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. The court shall then select a neutral and impartial Referee with substantial experience in the relevant matters from a nationally known medication/arbitration entity such as Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections.

(iv) The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages.

(v) The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. No dispositive motions will be permitted in connection with the Judicial Reference. The Judicial Reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding.

(vi) The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 55. In this regard, the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed.

(vii) In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 55 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

56. Confidentiality. Tenant and Landlord agree to keep confidential, and not to disclose, the terms of this Lease (including, but not limited to the Base Rent, the Allowances, expense reimbursement terms, or any other economic provision) to any third party, except that (a) Tenant and Landlord shall have the right to disclose such information to their respective affiliates, agents, consultants and lenders, provided appropriate steps are taken by Landlord or Tenant, as the case may be, to assure that such persons maintain the confidentiality of the terms of this Lease; (b) Tenant and Landlord shall have the right to make such disclosure as is required by court order or other legal requirement, and (c) Tenant shall have the right to make such disclosure as it reasonably believes to be required by applicable securities laws and regulations.

57. Business Continuity Planning. Landlord and Tenant, from time to time at the request of either to the other, will take steps to coordinate their planning for business continuity/disaster recovery and, to the extent reasonably practicable, Landlord’s disaster preparedness and recovery planning for the Building will be coordinated with Tenant’s business continuity plan.

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.

LANDLORD:

PPF OFF ONE MARITIME PLAZA, LP, a Delaware limited partnership

By:	PPF OFF GP, LLC, a Delaware limited liability company, its General Partner

	By:	PPF OFF, LLC, a Delaware limited liability company, its Member

		By:	PPF OP, LP, a Delaware limited partnership, its Member

			By:	PPF OPGP, LLC, a Delaware limited liability company, its General Partner

				By:	Prime Property Fund, LLC, a Delaware limited liability company, its Member

					By:	Morgan Stanley Real Estate Advisor, Inc., a Delaware corporation, its Manager

By:	/s/ Keith Fink
Name: Keith Fink
Title: Executive Director

TENANT:

DEL MONTE CORPORATION,

a Delaware corporation

By: /s/ Nils Lommerin
Print Name: Nils Lommerin
Its: Chief Operating Officer

EXHIBIT “A-1”

SECOND FLOOR SPACE

A-1-1

EXHIBIT “A-2”

THIRD FLOOR SPACE

A-2-1

EXHIBIT “A-3”

FOURTH FLOOR SPACE

A-3-1

EXHIBIT “A-4”

SIXTH FLOOR SPACE

A-4-1

EXHIBIT “A-5”

SEVENTH FLOOR SPACE

A-5-1

EXHIBIT “A-6”

TWENTY-FOURTH FLOOR SPACE

A-6-1

EXHIBIT “A-7”

TWENTY-FIFTH FLOOR SPACE

A-7-1

EXHIBIT “A-8”

NINTH FLOOR EXPANSION SPACE

A-8-1

EXHIBIT “A-9”

NINETEENTH FLOOR EXPANSION SPACE

A-9-1

EXHIBIT “B”

WORK AGREEMENT

THIS WORK AGREEMENT (“Work Agreement”) is attached to and made a part of that certain Lease (the “Lease”) between PPF OFF ONE MARITIME PLAZA, L.P., a Delaware limited partnership (“Landlord”), and DEL MONTE CORPORATION, a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease. This Work Agreement shall set forth the terms and conditions relating to (i) Landlord’s performance of the Landlord Work in, and (ii) Tenant’s subsequent construction of the Tenant Improvements in, the Premises.

SECTION 1

BASE, SHELL AND CORE

1.1 Landlord’s Work. Landlord, at its sole cost and expense, will deliver each floor comprising the Premises to Tenant with the work described in Exhibit B-1 attached hereto Substantially Complete (defined below) (the work to be performed by Landlord pursuant to Exhibit B-1 being referred to herein as “Landlord Work”), except to the extent that the parties have agreed that any component of the Landlord Work need not be Substantially Complete prior to such delivery. The Landlord Work on any floor comprising the Premises will be “Substantially Complete” upon the completion of the Landlord Work, as reasonably determined by Landlord or Landlord’s architect), with the sole exception of any punch list items the non-completion of which will not impair, preclude or delay Tenant from commencing, and carrying out the work of completing, the Tenant Improvements. Landlord shall cause the Landlord Work to be carried out in compliance with all applicable Laws. Landlord shall be responsible for correction of any defects in the Landlord Work, including repair of any Tenant Improvements damaged in the process of such corrective work. Promptly following Landlord’s determination that the Landlord Work on any floor comprising the Premises is Substantially Complete, Landlord will notify Tenant as soon as reasonably possible thereafter. Representatives of Landlord and Tenant will jointly tour the floor(s) to confirm that the Landlord Work therein is Substantially Complete (or to catalog any items which are not Substantially Complete) and to compile a list of punch list items. If an item or items of the Landlord Work are determined not to be Substantially Complete, the parties will note such item(s) in writing and the Landlord Work on the applicable floor(s) will not be deemed Substantially Complete until such items are completed to the reasonable satisfaction of both parties.

SECTION 2

TENANT IMPROVEMENTS

2.1 Construction of Tenant Improvements. The “Tenant Improvements” shall consist of any and all improvements and work required following the completion of the Landlord Work, to improve, alter and complete the Premises for Tenant’s occupancy. The Tenant

Improvements shall be undertaken and prosecuted in accordance with the following requirements:

2.1.1 The Tenant Improvements shall be designed and constructed by Tenant in accordance with the Approved Working Drawings (defined below) and the terms of this Work Agreement. Tenant shall abide by the reasonable written rules established by Landlord or Landlord’s property manager with respect to the construction of the Tenant Improvements in the Building, the use of freight, loading dock and service areas, storage of materials, coordination of work with the contractors of other tenants. All construction drawings (defined below) prepared by the Architect (defined below) shall follow Landlord’s commercially reasonable CAD standards and requirements, which standards and requirements shall be provided to Tenant or the Architect upon request.

2.1.2 The Tenant Improvements shall be undertaken and performed at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws and with all applicable rules, orders, regulations and requirements of the California Board of Fire Underwriters and the California Fire Insurance Rating Organization or any similar body.

2.1.3 Landlord shall, within ten (10) business days after request by Tenant, provide Tenant with appropriate “path of travel plans” showing areas outside the Premises, as required under applicable laws and codes. Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the construction of the Tenant Improvements prior to commencement of construction. Prior to the commencement of construction of any portion of the Tenant Improvements, Tenant shall have procured and paid for and exhibited to Landlord all permits, approvals and authorizations of all applicable governmental authorities. Landlord will use reasonable efforts to cooperate with Tenant in Tenant’s efforts to procure applicable construction permits.

2.1.4 Contractor (defined below) as well as all subcontractors, laborers, materialmen, and suppliers used by Tenant for the Tenant Improvements (such subcontractors, laborers, materialmen, and suppliers, and Contractor, referred to herein collectively as “Tenant’s Agents”) shall comply with Landlord’s written guidelines generally imposed on third party contractors including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord prior to commencement of construction. Contractor and each of its subcontractors shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the applicable contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant shall give to Landlord any assignment or other assurances that may be necessary to effect such right of direct enforcement.

2.1.5 Tenant and Contractor shall use commercially reasonable efforts to hold weekly job meetings and shall provide Landlord with reasonable advance notice of such meetings and permit Landlord’s construction manager, at its election, to attend; said meetings may be attended by parties telephonically.

2.1.6 All of the relevant provisions of the Lease shall apply to any activity of Tenant, its agents and contractors, in the Premises during the construction of the Tenant Improvements.

2.1.7 It shall be the responsibility of Tenant and Tenant’s contractors to remove all trash and debris from the Premises on a regular basis and to break down all boxes and place all such trash and debris in the containers supplied for that purpose. If trash and debris are not removed on a regular basis by Tenant or Tenant’s contractors, then Landlord shall have the right to remove such trash and debris or have such trash and debris removed at the sole cost and expense of Tenant by deduction from the Allowance.

2.1.8 Following completion of the Tenant Improvements, Tenant shall cause any necessary Notice of Completion to be recorded in the office of the Recorder of San Francisco County in accordance with Section 3093 of the California Civil code or any successor statute, shall furnish a copy thereof to Landlord upon such recordation, and shall timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute and will provide to Landlord:

(a) as-built drawings of the Premises signed by Architect; Tenant shall cause the Architect and Contractor to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction and a certificate, in a form reasonably acceptable to Landlord, from Architect certifying that the construction of the Tenant Improvements have been substantially completed;

(b) CAD files of the improved space compatible with Landlord’s CAD standards;

(c) a final punchlist signed by Tenant;

(d) final and unconditional lien waivers from all contractors and subcontractors;

(e) signed copies of the permit or job card indicating passing of the final inspection; and

(f) a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements.

The foregoing materials are referred to herein collectively as the “Close-out Package”. Should Tenant fail to provide complete CAD files compatible with Landlord’s standards as required herein, Landlord may cause its architect to prepare same and the cost thereof shall be reimbursed to Landlord by Tenant as additional Rent under the Lease within thirty (30) days of invoice therefor.

2.2 Preparation and Approval of Construction Drawings.

2.2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect approved in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) to prepare the Construction Drawings (the “Architect”). Tenant shall, at its option, retain either engineering consultants designated by Landlord listed below or engineering consultants designated by Tenant and reasonably approved by Landlord (the “Building Consultants”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, sprinkler and riser work. The following are the engineering consultants designated by Landlord:

Structural:	Rivera Consulting Group, Inc.

MEP:	Glumac, Inc.

Life Safety:	Pacific Auxiliary Fire Alarm (design and supply devices),
Paganini Electric (installation)

Sprinkler:	RLH, Pribuss or Ayoob & Perry

Air Balancing:	RS Analysis Inc., Circo Systems Balancing Inc.

Riser Management:	Montgomery Technologies

If Tenant wishes to engage Building Consultants other than those designated by Landlord, Tenant may do so subject to Landlord’s approval, which shall not be unreasonably withheld, or delayed (it being acknowledged that Landlord’s approval will not be deemed unreasonably withheld if Landlord, reasonably and in good faith, determines that any such proposed Building Consultant does not have sufficient skill, expertise or experience in performing similar work in similar first class buildings, does not have sufficient insurance coverage or if Landlord has previously experienced difficulties or disputes with the suggested Building Consultant).

The plans and drawings to be prepared by Architect and the Engineers hereunder shall be referred to collectively as the “Construction Drawings”. Tenant and Architect shall verify, in the field, the dimensions and conditions of the Premises, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith, other than Landlord’s obligation to complete the Landlord Work. Landlord’s review of the Construction Drawings as set forth herein shall not imply Landlord’s review of the same for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2.2 Space Plan. Tenant shall supply Landlord with four (4) copies of its final space plan for each floor of the Premises, each signed by Architect and approved by Tenant. The final space plans (collectively, the “Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord’s approval of Tenant’s draft Space Plan shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s submission of the draft Space Plan within ten (10) business days following Tenant’s submission. If Landlord disapproves Tenant’s Space Plan, Landlord shall specify in reasonable detail, within such ten (10) business day period, the basis of such disapproval and the changes necessary to obtain Landlord’s approval of the Space Plan. Thereafter, Tenant may revise and re-submit its draft Space Plan to Landlord, which Landlord will review and respond to within ten (10) business days. This process shall continue until the Space Plan has been approved in writing by Landlord.

2.2.3 Final Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Building Consultants and the Architect to complete the Final Working Drawings (defined below) in the manner as set forth below. Tenant shall cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) copies of such Final Working Drawings, each signed by Architect and approved by Tenant. Landlord’s approval of Tenant’s Final Working Drawings shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s submission of the Final Working Drawings within ten (10) business days following Tenant’s submission. If Landlord disapproves Tenant’s Final Working Drawings, Landlord shall specify in reasonable detail, within such ten (10) business day period, the basis of such disapproval and the changes necessary to obtain Landlord’s approval of the Final Working Drawings. Thereafter, Tenant may revise and re-submit its draft Final Working Drawings to Landlord, which Landlord will review and respond to within ten (10) business days. This process shall continue until the Final Working Drawings have been approved in writing by Landlord.

2.2.4 Permits. The Final Working Drawings as approved by Landlord, including any changes thereto approved by Landlord (to the extent Landlord’s approval is required hereunder), are referred to herein as the “Approved Working Drawings”. After approval of the Approved Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Tenant Improvements; obtaining the same shall be Tenant’s responsibility. However, Landlord will promptly cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations to the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; in the event that Tenant so requests any changes, modifications or alterations to the Approved Working Drawings, Landlord will review and respond to any suggested changes as promptly as practicable, but in any event within the time period described in Section 2.2.3 above.

2.3 Contractor. Tenant may competitively bid the Tenant Improvements to several mutually acceptable and qualified union labor contractors to act as the General Contractor to perform the Tenant Improvements (“Contractor”). BCCI, Turner, GCI and DPR are approved by Landlord as qualified entities to serve as Contractor; the foregoing list is not an exclusive list of potentially acceptable Contractors and Tenant may suggest additional proposed Contractors to Landlord for Landlord’s approval. Landlord’s approval of such entities shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may withhold its consent to any general contractor who is not union-affiliated. All of Tenant’s Agents shall be licensed in the State of California, capable of being bonded and union-affiliated in compliance with all then existing master labor agreements.

2.4 Construction Contract; Excess Costs. Tenant shall execute a construction contract and general conditions with Contractor, substantially in the form of an industry standard AIA form contract (the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs anticipated to be incurred or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Contractor, which costs form a basis for the amount of the Contract. In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the Allowance (defined below), any such additional costs (except to the extent resulting from Landlord Delays, as defined below) shall be paid by Tenant out of its own funds on a pro rata basis (i.e., a proportional amount of each payment to the Contractor shall be made by Tenant), but Tenant shall continue to provide Landlord with the documents described in this Work Agreement, above, for Landlord’s approval.

2.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same, and, provided further that such inspection is solely for the purpose of determining whether or not the Tenant Improvements are being constructed in strict accordance with the Approved Working Drawings. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall promptly notify Tenant in writing of such disapproval and shall specify the items disapproved and the basis for such disapproval, provided that Landlord shall only disapprove any portion of the Tenant Improvements to the extent that same materially deviate from the Approved Working Drawings. Any material defects or material deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might immediately or materially adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, and if Tenant fails to correct such matter within five (5) business days following written notice from Landlord, Landlord may take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

2.6 Allowances; Credits; Disbursement. Tenant shall be entitled to a tenant improvement allowance (the “Allowance”) in the amount of [**]* (i.e., [**]* per rentable square foot of the Premises), plus the [**]* credit for the items referred to in the “Response” column on page B-1-3 attached hereto (i.e., for an aggregate of [**]*)), which may be allocated by Tenant over the Premises as Tenant desires, so long as Tenant spends no less than [**]* per rentable square foot on each floor comprising the Premises on the Allowance Item categories described in clauses (i) through (vi) in Section 2.6.1 below. Except for Landlord’s obligation to complete the Landlord Work and with respect to Landlord Delay, pursuant to Section 2.8.7 below, Landlord will not be obligated to make disbursements pursuant to this Work Agreement in a total amount that exceeds the Allowance.

2.6.1 Allowance Items. Except as otherwise set forth in this Work Agreement, the Allowance shall be disbursed by Landlord in accordance with the terms of this Work Agreement for the following items and costs (collectively, the “Allowance Items”): (i) the cost of all materials and labor to complete the Tenant Improvements, (ii) payment of the fees and charges of the Architect and the Engineers, (iii) payment for the preparation of the Final Space Plan and Approved Working Drawings, (iv) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (v) the cost of any changes to the Approved Working Drawings or Tenant Improvements required by applicable building codes (collectively, the “Code”), (vi) the fees of Tenant’s project manager, (vii) the cost of signage, (viii) costs of telecommunications and data cabling and security systems, (ix) costs of furniture, fixtures and equipment, (x) Landlord’s construction management fee and other costs and expenses payable to Landlord as set forth in this Work Agreement, including Section 2.7 below, and (xi) any other costs associated with the design, construction and occupancy of the Premises. Additionally, Tenant may allocate a portion of the Allowance, not to exceed [**]* (i.e., [**]* per rentable square foot of the Premises) towards costs incurred to pay holdover penalties imposed by Tenant’s landlord for its space in the Landmark Building or the 50 Cal Building (“Holdover Costs”). If and to the extent that Tenant intends to apply any portion of the Allowance towards Holdover Costs, Tenant shall send to Landlord a detailed notice setting forth (i) sufficient documentary back-up of Tenant’s obligation to pay such Holdover Costs (for example, appropriate excerpts from Tenant’s lease for such Landmark Building space or the 50 Cal Building, correspondence with Tenant’s landlord establishing the obligation to pay such Holdover Costs, invoices from such landlord with respect to such Holdover Costs, etc.) for Landlord’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.

2.6.2 Disbursement of Allowance. Landlord shall make monthly disbursements of the Allowance and shall authorize the release of monies as follows:

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a) Each calendar month Tenant may deliver to Landlord: (i) a request for payment from Contractor, approved by Tenant, in a customary form to be provided or approved by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements detailing the portion of the work completed and the portion not completed, and/or one or more invoices, approved by Tenant, for Allowance Items other than costs of the Tenant Improvements; (ii) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), or conditional releases if appropriate; and (iv) all other information reasonably requested in good faith by Landlord. Within thirty (30) days thereafter, Landlord shall deliver a check made payable to Tenant, or a check or checks made payable to another party or parties as requested by Tenant, in payment of the lesser of: (A) the amounts so requested by Tenant, less a ten percent (10%) retention as to payments to Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided that, if Landlord, in good faith, disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute Notice”) within five (5) business days following Tenant’s submission of such draw request, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to resolve any such dispute with diligence and dispatch. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b) If and to the extent that Landlord fails to fund any monthly disbursement of the Allowance within thirty (30) days following Tenant’s submission to Landlord of a draw request containing all of the materials and information require pursuant to Section 2.6.2 (subject to Landlord’s right to deduct amounts specified in a timely Draw Dispute Notice), Tenant shall be entitled to fund the amount set forth in Tenant’s draw request and deduct the same, together with interest at the Interest Rate, from Rent next due and payable by Tenant under the Lease, provided that Tenant will concurrently deliver notice to Landlord of the amount so funded by Tenant. Additionally, if and to the extent that Landlord’s failure to timely fund a monthly disbursement of the Allowance causes Tenant to incur any additional penalty or fee payable to Contractor, Landlord will be responsible for such penalty or fee (and Tenant will similarly have the right to offset such penalty or fee, together with interest at the Interest Rate, against Rent payable under the Lease). If and to the extent that Landlord timely delivers any Draw Dispute Notice, Landlord shall nevertheless be obligated to fund the portion of such draw request, if any, which Landlord has not duly disputed, and Tenant shall only be entitled to fund the undisputed amount of such draw request to the extent Landlord fails to so fund such amount. If Tenant commences to offset unfunded draw amounts (or any penalty or fee payable to Contractor as described above) pursuant to the provisions of this Section 2.6.2(b), Landlord shall have the right, at any time, to pay to Tenant all or any portion of the then-unfunded amount and accrued interest, in which event Tenant shall have no further right to continue such offset with respect to the amount so paid.

(c) Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver to Tenant a check to Tenant made payable to Tenant, or a check or checks made payable to another party or parties as requested by Tenant, in the amount of the Final Retention, less an amount equal to one hundred fifty percent (150%) of the estimated cost of the punch list items remaining to be completed as determined by Landlord and Tenant (the “Punch List Retention”). The Punch List Retention shall be paid by Landlord to Tenant promptly following the completion of construction of the Tenant Improvements and Landlord’s receipt of the Close-Out Package.

2.7 Construction Management Fee; Other Expense paid to Landlord.

2.7.1 Supervisory Fees. To insure the quality and integrity of the construction process, Landlord shall have the right to deduct from the Allowance costs incurred by Landlord for third party oversight and supervisory fees in an amount equal to [**]*, which will be deducted from the Allowance in monthly installments. Except as expressly provided in Section 2.7.2 below, such amount is an agreed upon cap of oversight and supervisory fees for the entire project and there shall be no other cost or fee related to such work billed to Tenant or deducted from the Allowance.

2.7.2 Other Expenses. If Tenant selects a substitute professional other than those specified in Section 2.2.1 above, in addition to the Supervisory Fee, Tenant shall pay the actual third party consultant fees incurred by Landlord to review any plans and specifications or work performed by any professional other than the Building Consultants listed in Section 2.2.1

2.8 Miscellaneous.

2.8.1 Indemnity. Tenant’s shall indemnify, defend and hold Landlord harmless from and with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent attributable to the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

2.8.2 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance to the extent of damages suffered by Landlord resulting from such Default, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease (in

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such inaction by Landlord).

2.8.3 Tenant’s Representative. Tenant has designated Raymond Volan, Director of Corporate Real Estate, as its sole representative with respect to the matters set forth in this Work Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Agreement, unless Tenant provides Landlord with written notice to the contrary.

2.8.4 Landlord’s Representative. Landlord has designated Stacia Keisner, General Manager, CB Richard Ellis, Inc., as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Agreement.

2.8.5 Time of the Essence. Time is of the essence in all matters under this Work Agreement in which time is a factor. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

2.8.6 Freight Elevators and Utilities. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator, loading docks (for loading and unloading only, no parking of vehicles) and bathrooms (in the basement level) in the Building reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises at no additional charge to Tenant. Landlord shall provide access to Tenant for water, electricity, HVAC and other utilities reasonably required in connection with constructing, decorating, furnishing and moving into the Premises at no additional charge to Tenant and Tenant’s consumption of such utilities during the construction of the Tenant Improvements will be at no charge to Tenant.

2.8.7 Landlord Delays. Landlord’s (a) failure to comply with any time requirements expressly set forth in this Work Agreement for Landlord’s performance of its responsibilities, or (b) where no time period is specified in this Work Agreement, failure to perform its responsibilities under this Work Agreement within a reasonable period after notice from Tenant are referred to collectively herein as “Landlord Delays”. Tenant will promptly notify Landlord in writing of any event which Tenant contends constitutes a Landlord Delay and in any event will use commercially reasonable efforts to mitigate its damages and/or construction delays in the event of an alleged Landlord Delay. Notwithstanding the foregoing, (x) if and to the extent the Tenant incurs increased costs of design or construction of the Tenant Improvements as a direct result of any Landlord Delay, Landlord will be responsible for such increased costs (the parties agree that in the event Landlord, in good faith, disputes either that a Landlord Delay occurred or that a Landlord Delay resulted in such increased costs, the parties agreeing that in the event of any such dispute they will promptly meet and confer in a good faith effort to reach agreement on the disputed item(s)) and (y) if and to the extent that the completion of the Tenant Improvements on any floor comprising the Premises is delayed beyond the scheduled completion date therefore by Landlord Delay, Tenant will receive one (1) days’ additional abatement of Base Rent payable for such floor for each day beyond the Scheduled Completion Date that completion of the work is delayed due to Landlord Delay (provided, that for the purposes of this clause (y), if and to the extent that Landlord satisfied any timing requirement set forth in this Work Agreement by acting or responding, as the case may be, one (1) or more days’ prior to the scheduled date set forth herein for such action or response and as a result the parties agree such condition achieved a reduction in Tenant’s construction schedule (each, a “Schedule Saving Day”), then any aggregate Landlord Delay described in clause (a) above shall first be offset against and reduced on a day-for-day basis by the aggregate number of Schedule Saving Days).

EXHIBIT B-1

One Maritime Plaza Base Building Description Abated Space

1.	Demolition

a)	Ceiling grid and tiles will be removed;
b)	Partition walls will be removed as required;
c)	Exterior walls will remain as is;
d)	All carpet will be removed;
e)	Non-asbestos containing vinyl floor tile to be removed;
f)	Perimeter induction unit covers will be removed for cleaning and servicing of the units. They will be replaced later in the same condition;
g)	Branch ductwork will be removed back to main ducts;
h)	Miscellaneous plumbing lines that may be located above ceiling will remain;
i)	Lighting, electrical distribution and telecommunications cabling will be removed;
j)	All existing plumbing fixtures to be removed with existing plumbing lines capped, casework and marble flooring will be removed;
k)	The intent of the demolition will be to remove all partitions, plumbing fixtures, casework, marble flooring and all other elements of previous tenant improvement construction from the floor

2.	Asbestos Abatement

a)	All surfacing materials, i.e. spray applied fireproofing, dry wall joint compound, etc., thermal pipe insulation and miscellaneous materials will be tested by a licensed asbestos testing agency to determine the extent of asbestos containing material in the space;
b)	Asbestos containing spray applied fireproofing will be removed from exposed deck, columns and beams;
c)	Induction units will be thoroughly cleaned and vacuumed with high-efficiency particulate air filter equipment;
d)	All accessible asbestos containing materials will be removed;
e)	All work will be performed by licensed asbestos removal contractors in accordance with federal, state and local guidelines;
f)	At the completion of all work, the work area will be inspected by a licensed industrial hygienist and air clearance will be performed, per City of San Francisco guidelines.

3.	Fire Protection

a)	All exposed decks, columns and beams from which asbestos applied fireproofing was removed will have fireproofing reapplied in accordance with City of San Francisco building codes;
b)	Automatic sprinkler system piping will be connected to the existing system riser, including flow and tamper switches and riser drains. Main loop and minimum

B-1-1

distribution piping will provide required system density for shell space per City of San Francisco building codes. Sprinkler system piping relocation and sprinkler head installation will be the responsibility of the tenant.
c)	Landlord will engineer and construct an automatic fire sprinkler system required for the required distribution in shell space. Tenant will bear the cost for additional piping, drops and heads beyond the code minimum distribution. Landlord will pay for engineering fees associated with code minimum distribution only. Tenant will pay the additional engineering fees associated with their piping, drops and heads.

4.	Core Facilities

a)	Restrooms will be upgraded to meet current codes, including Americans with Disabilities (ADA), and including a building standard cosmetic finish level. All restroom work shall be done during Tenant’s interior improvement construction period.
b)	Elevator lobbies to be provided with smoke detectors, exit signs, pull boxes and annunciators, strobes and smoke doors as required by code minimum for shell space. On-floor elevator call buttons and lanterns to be modified for code compliance, if necessary.

The specifications above are supplemented or further modified by the specifications set forth in the “Response” column hereto as Page B-1-3 including those cash credits or alternative specifications listed in the column entitled “Response”. If and to the extent that any item under the “Response” column and/or any additional specifications described on Page B-1-3 provides for a cash credit in lieu of or a specification to replace, any of the specifications described in this Exhibit B-1, such credit(s) or other specification shall override, and replace, the applicable specification set forth in this Exhibit B-1.

B-1-2

Del Monte - Response to email dated 7 16 09

Item	Response

Credit for Smoke Doors/Exiting Systems	Landlord to provide a [**]* credit to Tenant.

Credit for Elevator Call Buttons & Lanterns	Tenant to reuse existing or supply at Tenant’s cost and expense.

Credit for Standard Bathrooms/Improvements	Landlord to provide a [**]* credit to Tenant.

Core Restroom Entryways/ADA Access (3’-0” door w/ a minimum 12” clear push side and 18” clear on pull side of entry doors	The building has an existing 6” waste riser preventing the 12” push clearance. Tenants will use diligent efforts to comply with ADA accessibility standards through hardship exemption and will allow Landlord to cooperate and assist Tenant in seeking such hardship exemption; if such hardship exemption is not granted, Landlord will be responsible for the cost of compliance and Tenant will use good faith efforts to coordinate with Landlord so as to allow Landlord to perform any work necessary to achieve compliance in an efficient manner.

Smoke doors on floors 3,4,6,7 at north end to accommodate new elevator landing

Pocket smoke doors on floors 3, 4, 6 and 7 for elevator #8 providing connectivity to the high-rise elevator bank. Landlord shall provide a credit of [**]* to Tenant.

*Please note a pocket door already exists on the 2nd floor elevator #8 and will not be required.

**Please note car #7 (the freight elevator) will also need pocket smoke doors on floors 3, 4 and 6.

75 KVA Power Transformer panel on each flr	To be provided by Landlord.

All life safety and emergency lighting power provided by bldg emergency generator	To be provided by Landlord.

Exhaust connectivity for (non-grease) kitchen	Tenant shall have access to the building toilet exhaust riser in shaft #6 as a tie-in connection.

Demo & Abate flrs 6&7 in base building condition	To be provided by Landlord.

Base bldg sprinkler loop per minimum density as required by code	Landlord to provide on shell abated floors. Existing to remain on clean floors.

Condenser water capacity to handle Tenant’s supplemental cooling needs	Landlord shall provide 10 tons capacity per 1 floor as delineated by Tenant.

Riser capacity for Tenant’s tele-data requirements	Landlord shall provide riser capacity for typical and ordinary telephone and data needs.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

B-1-3

Perimeter Induction Units (PIU) to be cleaned and tested with new filters and grill covers added following all construction activities and prior to Tenant move-in.	Landlord to provide.

B-1-4

EXHIBIT “C”

COMMENCEMENT LETTER

Date

Re:	Lease dated as of , 2009, by and between PPF-OFF ONE MARITIME PLAZA LLP as Landlord, and DEL MONTE CORPORATION, a Delaware corporation as Tenant, for 152,917 rentable square feet on the 2nd, 3rd, 4th, 6th, 7th 24th, 25th floors of the Building located at One Maritime Plaza, San Francisco, California.

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1. As of                     ,             , Landlord has delivered all floors comprising the Premises with the Landlord Work substantially completed;

2. The Commencement Date is                     ;

3. The Abatement Periods are:                                              ;

4. The Expiration Date is                     .

The last day on which Tenant may exercise the first Renewal Option is                         ,             .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,	Agreed and Accepted:
Tenant: Del Monte Corporation
Property Manager
By:
Name:
Title:

[EXHIBIT—DO NOT SIGN]

C-1

EXHIBIT “D”

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than that of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by Tenant. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no rubbish or other obstructing substances shall be thrown therein.

2. No advertisement, signs, pictures, placards or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord. Interior signs on doors will be ordered for Tenant by Landlord, the cost thereof to be charged to and paid for by Tenant.

3. Tenant shall not do or permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations. Tenant, its agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other tenants, or those having business with them. Nothing shall be thrown by Tenant, its clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4. Tenant shall not employ any persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of the Premises, except as may be specifically provided otherwise in the Lease.

5. No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

6. No painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, the same shall be immediately replaced or repaired by Tenant and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenant shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

7. Two (2) keys will be furnished Tenant without charge. No additional locks or latches shall be put upon any door and no locks shall be changed without the written consent of Landlord. Tenant, at the termination of their Lease, shall return to Landlord all keys to doors in the Building. Tenant shall not alter locks or install new locks without approval from Landlord.

8. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. Tenant shall make arrangements with the superintendent of the Building when the elevator is required for the purpose of the carrying of any kind of freight.

9. The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

10. If Tenant desires blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of Tenant. No awnings shall be placed on the Building. Window covering shall be closed when the effect of sunlight would impose unnecessary loads on the air conditioning system.

11. All wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel. No antenna or cabling shall be installed on the roof or exterior walls of the Building.

12. At Landlord’s discretion, Landlord may hire security personnel for the Building, and every person entering or leaving the Building may be questioned by such personnel as to the visitor’s business in the Building and shall sign his or her name on a form provided by the Building for so registering such persons. Landlord shall have no liability with respect to breaches of the Building security, if any.

13. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building or the room or suite number of the Premises.

14. The freight elevator shall be available for use by all tenants in the Building subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord and any costs incurred by Landlord shall be reimbursed by Tenant.

15. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited and each tenant shall cooperate to prevent the same.

16. Each tenant shall ensure that all doors to its premises are locked and all water faucets or apparatus and office equipment are shut off before the tenant or its employees leave such premises at night. On multiple tenancy floors, all tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

17. The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than for which they were constructed, no foreign substance of any kind whatsoever may be thrown therein and the expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

18. Each tenant shall store its refuse within its Premises. No material shall be placed in the refuse boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner of removal without being in violation of any law or ordinance governing such disposal.

19. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

EXHIBIT “E”

JANITORIAL SPECIFICATIONS

Janitorial services will cover the specifications as follows and it is expected that all building areas will be maintained and the necessary spot cleanings performed to ensure the continued satisfaction of the client and employee base. Services shall include, but not be limited to, the following:

1)	OFFICE AREAS (All Floors)

a)	Nightly Services (Five (5) nights per week)

i)	Empty all waste receptacles. Clean, and reline when needed. Remove material to designated areas.

ii)	Remove recycling material when container is full (see weekly)

iii)	Vacuum all carpeted main traffic and use areas, including conference rooms, reception areas, interior stairwells, hallways and corridors with the exception of individual offices (see weekly). Spot vacuum/clean all others areas as needed.

iv)	Wash and sanitize all drinking fountains.

v)	Damp mop spillage in uncarpeted office areas.

vi)	Spot clean carpets to remove light spillage per request. Report large spills and stains to supervisor.

vii)	Assure all designated locked doors are closed after area has been cleaned.

viii)	Activate all alarm systems as instructed by occupant (if applicable).

ix)	Arrange chairs at desk and conference room tables and turn off lights upon exiting.

x)	Clean conference room tables and remove any remaining food items.

xi)	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks.

xii)	Remove scuff marks on floor as needed.

b)	Weekly Services

i)	Remove recycling material when container is full.

ii)	Vacuum all carpeted areas completely, private offices and cubicle interiors, desk knee area spaces and under waste containers.

iii)	Dust and wipe clean with damp or micro fiber cloth all office furniture, files, and cubicle partition tops, (DO NOT MOVE PAPERS).

iv)	Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, and partitions.

v)	Damp wipe and polish all glass furniture tops.

vi)	Damp mop hard surfaced floors and/or uncarpeted surface floors.

vii)	Sweep uncarpeted floors employing dust control techniques with exception of lunchroom (which is to be performed nightly)

c)	Monthly Services

i)	Dust and wipe clean chair bases and arms, telephones, cubicle shelves, window sills, relite ledges and all other horizontal surfaces as needed to maintain clean appearance (DO NOT MOVE PAPERS).

ii)	Edge vacuum all carpeted areas, as needed.

d)	Quarterly

i)	Scrub, recoat, and buff tenant VCT flooring. Strip floors as needed.

ii)	Review and clean ceiling vents in tenant space.

iii)	Clean common area carpets.

2)	RESTROOMS

a)	Nightly services (Five (5) nights per week)

i)	Clean and sanitize all mirrors, brightwork, countertops and enameled surfaces.

ii)	Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains.

iii)	Wash both sides of all toilet seats with soap and/or disinfectant.

iv)	Clean flushometers, piping, toilet seat hinges, and other metal.

v)	Empty, clean, and damp wipe all waste receptacles.

vi)	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.

vii)	Damp wipe all walls, partitions, doors, and outside surfaces of all dispensers, as needed.

viii)	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).

ix)	Wash and disinfect all showers including shower walls, floors, brightwork and doors (if applicable).

x)	Replace trash liner.

b)	Weekly Services

i)	Flush water through P-trap weekly to ensure elimination of odor.

c)	Monthly Services

i)	Machine scrub floors.

ii)	Clean ceiling vents.

3)	LOBBY, ELEVATOR, CORRIDOR, INTERIOR STAIRWAYS (EXCLUDING EMERGENCY EXIT STAIRWAYS) AND ENTRANCE AREAS

a)	Nightly Service (Five (5) nights per week)

i)	Sweep and spot mop all stone, vinyl or composition lobby floors.

ii)	Vacuum and spot clean all carpeted floor and mats.

iii)	Dust and polish all brightwork, including mirrors and elevator call buttons.

iv)	Dust and polish all metal surfaces in elevators, including tracks, and elevator doors.

v)	Vacuum and spot clean all carpet in elevators.

vi)	Clean and polish all trash receptacles

vii)	Dust all fire extinguisher cabinets and/or units.

viii)	Spot clean all doors.

ix)	All furniture should be cleaned as necessary (including directories).

x)	Wash, disinfect and dry polish water coolers (if applicable).

xi)	Clean glass entrance doors, adjacent glass panels and tracks (i.e. relites) (if applicable).

xii)	Spot sweep and/or spot vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

xiii)	Maintain lobby floor as recommended by manufacturer.

b)	Weekly Services

i)	Wet mop all stone, vinyl or composition lobby floors (daily spot mopping may satisfy this need)

ii)	Sweep and/or vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

4)	JANITORIAL ITEMS/AREAS

a)	Nightly Services (Five (5) nights per week)

i)	Keep janitorial rooms in a clean, neat and orderly condition.

ii)	Maintain all janitorial carts and equipment in safe and clean condition.

5)	LOADING DOCK, VAN PARKING AREAS, TRASH RECYCLING AREAS

a)	Nightly Services (Five (5) nights per week)

i)	Empty and reline all waste receptacles.

ii)	Sweep ramps, loading bays and parking areas for trash and cigarette butts.

6)	GENERAL BUILDING COMMON AREA SERVICES

a)	Day Porter

i)	Sweep Clay Street lobby and sidewalks.

ii)	Clean glass doors.

iii)	Spot clean and dust main lobby.

iv)	Clean lobby glass doors and elevator cabs.

v)	Check and maintain exterior stairwells, plazas and building entrances.

vi)	Sweep plaza, pick up trash (including flower beds and lawn).

vii)	Sweep loading dock area.

viii)	Check restrooms.

ix)	Sweep basement, mezzanine, street and mechanical floors.

b)	Nightly Service(Five (5) nights per week)

i)	Spot clean and restock, as needed all janitorial service closets.

ii)	Pick up and compact all recycle trash, including boxes in accordance with tenants recycle specifications.

iii)	Vacuum all garage lobbies and elevator carpets

EXHIBIT “F”

GROUND FLOOR SIGN

(SHOWING SIZE AND DIMENSIONS)

F-1

EXHIBIT “G”

COMPETITORS

Dole

Hunts

Green Giant

Purina

G-1

EXHIBIT “H”

ASBESTOS NOTIFICATION

This Exhibit is attached to and made a part of the Lease by and between PPF OFF ONE MARITIME PLAZA, LP, a Delaware limited partnership (“Landlord”) and DEL MONTE CORPORATION, a Delaware corporation (“Tenant”) for space in the Building located at One Maritime Plaza, San Francisco, California.

Asbestos-containing materials (“ACMs”) were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities; ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor file and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transits board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in a deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. Anyone who finds any such materials in the Building should assume them to contain asbestos unless those materials are properly tested and found to be otherwise. In addition, under applicable law, certain of these materials are required to be presumed to contain asbestos in the Building because the Building was built prior to 1981 (these materials are typically referred to as “Presumed Asbestos Containing Materials” or “PACM”). PACM consists of thermal system insulation and surfacing material found in buildings constructed prior to 1981, and asphalt or vinyl flooring installed prior to 1981. If any thermal system insulation, asphalt or vinyl flooring or surfacing materials are found to be present in the Building, such materials must be considered PACM unless properly tested and found otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Building manager. The Building Manager maintains records of the Building’s asbestos information including any Building asbestos surveys, sampling and abatement reports. This information is maintained as part of Landlord’s asbestos Operations and Maintenance Plan (“O&M Plan”).

The O&M Plan is designed to minimize the potential of any harmful asbestos exposure to any person in the Building. Because Landlord is not a physician, scientist or industrial hygienist, Landlord has no special knowledge of the health impact of exposure to asbestos. Therefore,

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Landlord hired an independent environmental consulting firm to prepare the Building’s O&M Plan. The O&M Plan includes a schedule of actions to be taken in order to (1) maintain any building ACMs in good condition, and (2) to prevent any significant disturbance of such ACMs. Appropriate Landlord personnel receive regular periodic training on how to properly administer the O&M Plan.

The O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan describes those risks, in general, as follows: asbestos is not a significant health concern unless asbestos fibers are released and inhaled. If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis and cancer) increases. However, measures taken to minimize exposure and consequently minimize the accumulation of fibers, can reduce the risk of adverse health effects.

The O&M Plan also describes a number of activities which should be avoided in order to prevent a release of asbestos fibers. In particular, some of the activities which may present a health risk (because those activities may cause an airborne release of asbestos fibers) include moving, drilling, boring or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACME. In other words, the approval of Building management must be obtained prior to engaging in any such activities. Please contact the Building manager for more information in this regard. A copy of the written O&M Plan for the Building is located in the Building Management Office and, upon your request, will be made available to tenants for you to review and copy during regular business hours.

Because of the presence of ACM in the Building, we are also providing the following warning, which is commonly known as a California Proposition 65 warning: WARNING: This building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact the Building manager with any questions regarding the contents of this Exhibit.

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